Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

PRESIDIO, INC.,

INDIGO MERGER SUB, INC.

and

INX INC.

Dated November 1, 2011

Page

ARTICLE I	THE MERGER	1

Section 1.1	The Merger	1

Section 1.2	Effective Time; Closing	1

Section 1.3	Effect of the Merger	2

Section 1.4	Certificate of Incorporation; Bylaws	2

Section 1.5	Directors and Officers of Surviving Corporation	2

Section 1.6	Conversion of Securities; Appraisal Rights	2

Section 1.7	Options and Restricted Shares	3

Section 1.8	Surrender of Shares; Stock Transfer Books	4

Section 1.9	Withholding Taxes	6

Section 1.10	Taking of Necessary Action; Further Action	7

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF INX	7

Section 2.1	Organization and Qualification; Subsidiaries	7

Section 2.2	Certificate of Incorporation and Bylaws	8

Section 2.3	Capitalization	8

Section 2.4	Authority; Due Authorization; Binding Agreement; Approval	9

Section 2.5	No Violation; Consents	9

Section 2.6	Compliance	10

Section 2.7	SEC Filings; Financial Statements; Internal Control	10

Section 2.8	No Undisclosed Liabilities	11

Section 2.9	Absence of Certain Changes or Events	12

Section 2.10	Litigation; Orders	12

Section 2.11	Employee Benefit Plans	12

Section 2.12	Properties	14

Section 2.13	Taxes	14

Section 2.14	Environmental Matters	17

Section 2.15	Intellectual Property	18

Section 2.16	Anticorruption Laws	19

Section 2.17	Export Control Laws and Customs Laws	19

Section 2.18	Material Contracts	20

Section 2.19	Information Supplied	21

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Section 2.20	Employment Matters	21

Section 2.21	Insurance	21

Section 2.22	Interested Party Transactions	22

Section 2.23	Brokers; Transaction Fees	22

Section 2.24	Takeover Provisions	22

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB	22

Section 3.1	Organization and Qualification; Sub	22

Section 3.2	Authority; Due Authorization; Binding Agreement; Approval23

Section 3.3	No Violation; Consents	23

Section 3.4	Proxy Statement	24

Section 3.5	Brokers; Transaction Fees	24

Section 3.6	Availability of Funds	24

Section 3.7	Litigation	24

Section 3.8	No Vote of Parent Stockholders	24

Section 3.9	Solvency	24

Section 3.10	Access	25

Section 3.11	Other Agreements or Understandings	25

Section 3.12	Ownership of Shares	25

Section 3.13	Not Interested Shareholder	25

ARTICLE IV	CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME	25

Section 4.1	Conduct of INX Business	25

Section 4.2	No Control of Other Party’s Business	27

ARTICLE V	ADDITIONAL AGREEMENTS	27

Section 5.1	Proxy Statement; Stockholders Meeting	27

Section 5.2	Access to Information; Confidentiality	29

Section 5.3	No Solicitation	29

Section 5.4	Directors’ and Officers’ Indemnification and Insurance	32

Section 5.5	Notification of Certain Matters; Third-Party Consents	34

Section 5.6	Governmental Filings; Efforts	34

Section 5.7	Public Announcements	36

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(continued)
Page

Section 5.8	Parent Guarantee	36

Section 5.9	Employee Matters	36

Section 5.10	Rule 16b-3	37

Section 5.11	Nasdaq De-listing	37

Section 5.12	Cooperation with Financing	37

Section 5.13	Defined Contribution Pension Plan	37

ARTICLE VI	CONDITIONS TO THE MERGER	38

Section 6.1	Conditions to the Obligations of Each Party to Effect the Merger	38

Section 6.2	Conditions to the Obligations of Parent and Sub	38

Section 6.3	Conditions to the Obligations of INX	39

Section 6.4	Frustration of Closing Conditions	40

ARTICLE VII	TERMINATION, AMENDMENT AND WAIVER	40

Section 7.1	Termination	40

Section 7.2	Effect of Termination	41

Section 7.3	Fees and Expenses	41

Section 7.4	Amendment	42

Section 7.5	Waiver	42

ARTICLE VIII	GENERAL PROVISIONS	42

Section 8.1	Survival	42

Section 8.2	Scope of Representations and Warranties	43

Section 8.3	Notices	44

Section 8.4	Certain Definitions	45

Section 8.5	Severability	46

Section 8.6	Entire Agreement; Assignment	46

Section 8.7	Parties in Interest	46

Section 8.8	Specific Performance	46

Section 8.9	Governing Law; Jurisdiction and Venue	47

Section 8.10	WAIVER OF JURY TRIAL	47

Section 8.11	Headings	48

Section 8.12	Interpretation	48

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(continued)
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Section 8.13	Incorporation of Exhibits	49

Section 8.14	Counterparts	49

EXHIBITS

Exhibit 1.2 – Form of Certificate of Merger
Exhibit 1.4(a) – Amended and Restated Certificate of Incorporation of the Surviving Corporation
Exhibit 1.4(b) – Amended and Restated Bylaws of the Surviving Corporation
Exhibit 8.2 – Persons Deemed to Have Knowledge

-iv-

SCHEDULE OF DEFINED TERMS

Defined Term	Section or Exhibit
2003 Incentive Plan	Section 1.7(a)
Acceptable Confidentiality Agreement	Section 5.3(a)
Acquisition Proposal	Section 5.3(a)
affiliate	Section 8.4(a)
Agreement	Preamble
Applicable Law	Section 1.4
Appraisal Shares	Section 1.6(d)
beneficial owner	Section 8.4(b)
Business Day	Section 8.4(c)
Certificates	Section 1.8(b)
Change in the INX Recommendation	Section 5.3(c)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.11(a)
Computer Systems	Section 2.15(e)
Common Shares	Recitals
Confidentiality Agreement	Section 5.2(b)
Continuing Employees	Section 5.9(a)
control	Section 8.4(d)
controlled by	Section 8.4(d)
Cut-off Date	Section 5.3(a)
Delaware Law	Recitals
Effective Time	Section 1.2
Environmental Laws	Section 2.14(a)
ERISA	Section 2.11(a)
ESPP	Section 1.7(c)
Exchange Act	Section 2.5(b)
Exchange Agent	Section 1.8(a)
Exchange Fund	Section 1.8(a)
Excluded Employment Agreements	Section 2.11(b)
Excluded Party	Section 5.3(a)
GAAP	Section 2.1(b)
Governmental Authority	Section 8.4(e)
HSR Act	Section 2.5(b)
Incentive Plan	Section 1.7(a)
Indemnified Parties	Section 5.4(b)
INX	Preamble
INX Board of Directors	Section 2.4(d)
INX Employee Benefit Plans	Section 2.11(b)
INX ERISA Affiliate	Section 2.11(a)

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(continued)
Page

Defined Term	Section or Exhibit
INX Material Adverse Effect	Section 2.1(b)
INX Material Contracts	Section 2.18(a)
INX Permits	Section 2.6(b)
INX Recommendation	Section 5.1(e)
INX Schedule	Article II
INX SEC Reports	Section 2.7(a)
INX Shareholder Approval	Section 5.1(e)
INX Shareholders’ Meeting	Section 5.1(e)
Intellectual Property	Section 2.15(f)
IRS	Section 2.11(d)
Leases	Section 2.12(b)
Lien	Section 8.4(f)
Merger	Recitals
Merger Consideration	Section 1.6(b)
No-Shop Period Start Date	Section 5.3(a)
Notice Period	Section 5.3(c)
Options	Section 1.7(a)
Option Cash Amount	Section 1.7(a)
Outside Date	Section 7.1(b)(i)
Parent	Preamble
Parent Financing	Section 5.12
Parent Material Adverse Effect	Section 3.3(a)
Parent Parties	Preamble
Parent Schedule	Article III
Permitted Liens	Section 2.12(a)
Person	Section 8.4(g)
Preferred Shares	Section 2.3(a)
Proxy Statement	Section 5.1(a)
Real Property	Section 2.12(b)
reasonable best efforts	Section 8.4(h)
Replacement Plan	Section 5.9(b)
Representatives	Section 5.2(a)
Restricted Share	Section 1.7(b)
Returns	Section 2.13(a)
SEC	Section 1.8(a)
Section 262	Section 1.6(d)
Securities Act	Section 2.5(b)
Stock Plans	Section 1.7(a)
Sub	Preamble
Subsidiaries	Section 8.4(i)
Subsidiary	Section 8.4(i)
Superior Proposal	Section 5.3(c)
Surviving Corporation	Section 1.1
Taxes	Section 2.13(p)

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Page

Defined Term	Section or Exhibit
Technology	Section 2.15(f)
Termination Fee	Section 7.3(a)
Transactions	Section 2.1(b)
Uncertificated Shares	Section 1.8(b)
under common control with	Section 8.4(d)
Voting Agreements	Recitals

-iv-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, executed this 1st day of November, 2011 (this “Agreement”), is by and among Presidio, Inc., a Georgia corporation (“Parent”), Indigo Merger Sub, Inc., a Delaware corporation and  wholly owned Subsidiary of Parent (“Sub,” and together with Parent, the “Parent Parties”), and INX Inc., a Delaware corporation (“INX”).

RECITALS:

A.           The respective boards of directors of Parent, Sub and INX have approved this Agreement and the INX Board of Directors deems it advisable and in the best interests of its stockholders to merge Sub with and into INX (the “Merger”) upon the terms and subject to the conditions set forth herein.

B.           As a result of the Merger, and in accordance with the Delaware General Corporation Law, as amended (the “Delaware Law”), each issued and outstanding share (the “Common Shares”) of common stock, par value $0.01 per share, of INX shall be converted into the right to receive the Merger Consideration at the Effective Time.

C.           Concurrently herewith, each of James Long, William Sams and Mark Hilz have entered into voting agreements with Parent (the “Voting Agreements”), pursuant to which such persons have agreed to vote all of their Common Shares in favor of the Merger, as set forth in greater detail therein.

AGREEMENT:

For and in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Sub and INX agree as follows:

ARTICLE I
THE MERGER

Section 1.1           The Merger.  Upon the terms and subject to the conditions set forth in Article VI, and in accordance with Delaware Law, at the Effective Time, Sub shall be merged with and into INX.  As a result of the Merger, the separate corporate existence of Sub shall cease and INX shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2           Effective Time; Closing.  As promptly as practicable (but no later than five Business Days) after the satisfaction or, if permissible, waiver in accordance with Section 7.5 of all of the conditions set forth in Article VI (other than conditions that by their nature can be satisfied only at the Closing but subject to the satisfaction or waiver of these conditions), the parties hereto shall cause the Merger to be consummated by duly filing a certificate of merger with the Secretary of State of the State of Delaware in substantially the form attached hereto as Exhibit 1.2, and in such form as is required by, and executed in accordance with, the relevant provisions of Delaware Law (the date and time of such filing being the “Effective Time”) and as mutually agreed to by INX and Parent.  Prior to but on the same day as such filing, a closing (the “Closing”) shall be held at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, 10153, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VI.  The date of the Closing is herein called the “Closing Date.”

Section 1.3           Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Delaware Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of INX and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of INX and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4           Certificate of Incorporation; Bylaws.  At the Effective Time, (i) the existing amended and restated certificate of incorporation of INX as in effect immediately prior to the Effective Time shall be amended and restated so as to read in its entirety as set forth in the form thereof attached hereto as Exhibit 1.4(a) and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with Applicable Law, and (ii) the existing amended and restated bylaws of INX shall be amended and restated so as to read in their entirety as set forth in the form thereof attached hereto as Exhibit 1.4(b) and, as so amended and restated, shall be the bylaws of the Surviving Corporation until duly amended in accordance with Applicable Law.  As used in this Agreement, “Applicable Law” shall mean, in addition to the Delaware Law, any applicable domestic or foreign laws, common law, statutes, ordinances, rules, regulations, codes, orders or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Authority.

Section 1.5           Directors and Officers of Surviving Corporation.  The parties hereto shall take, and cause to be taken, all actions necessary so that the directors and officers of Sub immediately prior to the Effective Time shall be the initial directors and officers, respectively, of the Surviving Corporation from the Effective Time until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and Applicable Law.

Section 1.6           Conversion of Securities; Appraisal Rights.  At the Effective Time, by virtue of the Merger and without any action on the part of Sub, INX or the holders of any of the Common Shares:

(a)           Each share of Sub capital stock shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)           Each Common Share issued and outstanding immediately prior to the Effective Time (other than any shares to be cancelled pursuant to Section 1.6(c) and other than Appraisal Shares) shall be converted automatically into the right to receive $8.75 in cash, without interest thereon (the “Merger Consideration”).  As of the Effective Time, all Common Shares (whether represented by Certificates or held as Uncertificated Shares) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such Common Shares shall cease to have any rights with respect thereto, except, upon satisfaction of the conditions set forth in Section 1.8 of this Agreement, the right to receive the Merger Consideration, without interest.

(c)           Each Common Share held in the treasury of INX and each Common Share, if any, owned by Sub, Parent or any direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be cancelled without any conversion thereof, and no payment or distribution shall be made with respect thereto.

(d)           Notwithstanding anything in this Agreement to the contrary, Common Shares that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand, and properly demands, appraisal of such Common Shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the Delaware Law (“Section 262”) shall not be converted into the right to receive Merger Consideration as provided in Section 1.6(b), but rather the holders of Appraisal Shares shall be entitled to only such rights as are granted by Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration upon surrender of such Common Shares as provided in this Article I.  INX shall provide prompt notice to Parent of any demands received by INX for appraisal of any Common Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the INX prior to the Effective Time pursuant to the Delaware Law that relates to such demand, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, INX shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands or agree to do any of the foregoing.

Section 1.7           Options and Restricted Shares.

(a)           Section 1.7(a) of the INX Schedule sets forth a list indicating all outstanding Options under the Stock Plans.   As soon as practicable following the date of this Agreement, the INX Board of Directors or, if appropriate, any committee thereof administering the Stock Plans, shall adopt such resolutions and/or take such other actions as may be required to provide that, at the Effective Time, (i) each Option listed  on Section 1.7(a) of the INX Schedule shall be fully vested and exercisable  and (ii)  subject to the terms and conditions set forth below in this Section 1.7(a), each Option shall terminate and be cancelled at the Effective Time and each holder of an Option will be entitled to receive from Parent or the Surviving Corporation and shall receive as soon as practicable following the Effective Time (but in no event more than 30 days after the Effective Time) in full settlement and satisfaction of each such vested Option the applicable Option Cash Amount.  The “Option Cash Amount” shall be equal to the net amount of the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of such Option, multiplied by (ii) the number of shares subject to such Option.  If the exercise price per share of any Option equals or exceeds the Merger Consideration, the Option Cash Amount therefor shall be zero.  Prior to the Effective Time, INX will provide notice, in a form reasonably acceptable to Parent, to all holders of Options informing them of such cancellation and Option Cash Amount.  As used in this Agreement, “Options” means any option granted, and, immediately before the Effective Time not exercised, expired or terminated, to a current or former employee, director or independent contractor of INX or any former Subsidiary of INX or predecessor thereof to purchase Common Shares pursuant to the Stock Plans.  As used in this Agreement, “Stock Plans” means the INX Inc. Incentive Plan (as amended and restated effective July 28, 2003, as amended) (the “2003 Incentive Plan”), the INX Inc. 2011 Incentive Plan (and together with the 2003 Incentive Plan, the “Incentive Plan”) and any other stock option, stock bonus, stock award, or stock purchase plan, program, agreement or arrangement of INX or any predecessor thereof or any other similar agreement entered into by INX.

(b)           Section 1.7(b) of the INX Schedule sets forth a list indicating the Restricted Shares that will be fully vested at the Effective Time.  As soon as practicable following the date of this Agreement, the INX Board of Directors or, if appropriate, any committee thereof administering the Stock Plans, shall adopt such resolutions or take such other actions as may be required to provide that, immediately prior to the Effective Time, each Restricted Share that is issued and outstanding immediately prior to the Effective Time shall vest in full.  Any such Restricted Shares which become vested pursuant to this Section 1.7(b) shall be treated in the same manner as other Common Shares in connection with the Merger.  As used in this Agreement, “Restricted Share” means any equity issued pursuant to a restricted stock award or a restricted stock unit award, entitling the recipient to receive, upon vesting, Common Shares no longer subject to a risk of forfeiture under any Stock Plan.

(c)           As soon as practicable following the date of this Agreement, the INX Board of Directors or, if appropriate, any committee thereof administering the INX Inc. 2008 Employee Stock Purchase Plan (the “ESPP”) shall adopt such resolutions or take such other actions as may be required to provide that no new Offering Period or Purchase Period (as such terms are defined under the ESPP) shall commence following the date of this Agreement (including with respect to any suspended Offering Period or Purchase Period).  Immediately prior to the Effective Time, all outstanding options under the ESPP shall automatically be exercised by applying all sums credited to participants accounts under the ESPP to the purchase of whole shares of Common Shares, in accordance with and subject to the provisions of the ESPP.  Any such Common Shares received by participants in the ESPP shall be treated in the same manner as other Common Shares in connection with the Merger.

(d)           Prior to the Effective Time, the INX Board of Directors shall adopt resolutions, in form and substance reasonably satisfactory to Sub, to terminate the Stock Plans and the ESPP as of the Effective Time.

Section 1.8           Surrender of Shares; Stock Transfer Books.

(a)           Prior to the Effective Time, Parent shall designate a bank or trust company reasonably satisfactory to INX to act as agent (the “Exchange Agent”) for the holders of Common Shares in connection with the Merger to receive the Merger Consideration to which holders of Common Shares shall become entitled pursuant to Section 1.6.  Prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of the holders of Common Shares, for payment by the Exchange Agent in accordance with this Article I, the cash necessary to pay to the holders of the Common Shares converted into the right to receive Merger Consideration (the “Exchange Fund”).  The Exchange Agent, pursuant to irrevocable instructions consistent with the terms of this Agreement, shall deliver such cash to be paid pursuant to Section 1.6 out of the Exchange Fund, and the Exchange Fund shall not be used for any other purpose whatsoever.  The Exchange Fund shall be invested by the Exchange Agent as directed by the Surviving Corporation; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase agreements with commercial banks with capital, surplus and undivided profits aggregating in excess of $500 million (based on the most recent financial statements of such bank which are then publicly available at the Securities and Exchange Commission (“SEC”) or otherwise); provided, further, that no loss on any investment made pursuant to this Section 1.8 shall affect the Merger Consideration payable to the holders of Common Shares and, following any losses, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the stockholders of INX in the amount of any such losses.

(b)           Promptly after the Effective Time and in any event not later than the fifth Business Day following the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Common Shares (the “Certificates”), and to each holder of record of uncertificated Common Shares (the “Uncertificated Shares”), in each case whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.6, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or the Uncertificated Shares shall pass, only upon delivery of the Certificates or the transfer of the Uncertificated Shares to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) in a form reasonably acceptable to Parent and (ii) instructions for use in surrendering the Certificates or transfer of the Uncertificated Shares in exchange for the Merger Consideration.  Each holder of Common Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Common Shares represented by a Certificate or Uncertificated Share upon (i) surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares.  Upon payment of the Merger Consideration pursuant to the provisions of this Article I, each Certificate or Uncertificated Share so surrendered or transferred shall forthwith be canceled.  In the event of a transfer of ownership of Common Shares that is not registered in the transfer records of INX, payment may be made to a Person other than the Person in whose name the Certificate so surrendered or the Uncertificated Shares so transferred is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Uncertificated Shares shall be properly transferred and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or Uncertificated Shares or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.  Each Certificate and each Uncertificated Share (other than Certificates or Uncertificated Shares representing  Appraisal Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender in accordance with this Section 1.8 the Merger Consideration into which the Common Shares shall have been converted pursuant to Section 1.6.  No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Uncertificated Shares pursuant to the provisions of this Article I.

(c)           The Merger Consideration paid upon the surrender for exchange of Certificates or transfer of Uncertificated Shares in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the Common Shares theretofore represented by such Certificates or Uncertificated Shares and there shall be no further registration of transfers on the stock transfer books of INX of the Common Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article I, except as otherwise provided by Applicable Law.

(d)           Any portion of the Exchange Fund that remains undistributed to the holders of Certificates or Uncertificated Shares for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates or Uncertificated Shares who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Merger Consideration.

(e)           None of Parent, Sub, the Surviving Corporation, INX or the Exchange Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any Certificate or Uncertificated Share shall not have been surrendered immediately prior to such date on which any amounts payable pursuant to this Article I would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)           If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

Section 1.9           Withholding Taxes.  Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Common Shares (and, for the avoidance of doubt, including Restricted Shares and/or Options) pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws.  To the extent that amounts are so properly withheld by Parent, the Surviving Corporation or the Exchange Agent, as the case may be, and are paid over to the appropriate Governmental Authority in accordance with Applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Common Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent, as the case may be.

Section 1.10         Taking of Necessary Action; Further Action.  Each of Parent, Sub and INX shall use reasonable best efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under Delaware Law as promptly as commercially practicable.  If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of INX, the officers and directors of the Surviving Corporation are fully authorized in the name of INX to take, and shall take, all such lawful and necessary action.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF INX

INX hereby represents and warrants to Parent and Sub that, except as otherwise set forth in reasonable detail (i) in INX’s Schedules to this Agreement delivered on the date hereof (the “INX Schedule”) (it being agreed by the parties that disclosure of any item in any section of the INX Schedule shall also be deemed to be disclosed with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent) or (ii) in the INX SEC Reports filed between December 31, 2009 and the date of this Agreement (excluding any disclosure set forth therein under the heading “Risk Factors,” any disclosures in any section related to forward-looking statements to the extent that they are primarily predictive or cautionary in nature (other than factual information contained therein), or any statements in “Management’s Discussion and Analysis” or any exhibits to such filings):

Section 2.1           Organization and Qualification; Subsidiaries.

(a)           INX is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.  INX has the requisite corporate power and authority to own or lease its properties and to carry on its business as it is now being conducted and is duly licensed or qualified to transact business in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and is not reasonably likely to have, individually or in the aggregate, an INX Material Adverse Effect.

(b)           The term “INX Material Adverse Effect” means any event, occurrence, fact, condition or change that individually or in the aggregate is reasonably likely to (i) be materially adverse either to the business, properties, financial condition or results of operations of INX or to INX’s ability to consummate the transactions contemplated hereby (“Transactions”) on a timely basis, except, in each case, for any such effect attributable to or resulting from the following: (A) general political, economic or market conditions or general changes or developments in the industries in which INX operates, (B) acts of terrorism or war (whether or not declared) or natural disasters, (C) the announcement or pendency of the Transactions, (D) changes in Applicable Law or any applicable accounting regulations or principles or United States generally accepted accounting principles (“GAAP”), (E) changes in the price or trading volume of Common Shares (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such change in market price or trading volume shall not be excluded under this proviso), (F) any failure by INX to meet public or internal revenue, earnings or other projections (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such failure to meet published revenue, earnings or other projections shall not be excluded under this proviso), (G) the taking of any action required by this Agreement or the failure to take any action prohibited by this Agreement or (H) any legal proceedings brought by any of the stockholders of INX (on their own behalf or on behalf of INX) arising out of or related to this Agreement or the Transactions, except to the extent such effects relating to or arising in connection with matters described in clauses (A), (B) and (D) above disproportionately affect INX, as compared to other companies that conduct business in the industries in which INX conducts business or (ii) produce a material and adverse change in INX’s master security or master unified communication certifications with Cisco Systems, Inc. or any other event that materially and adversely affects INX’s relationship with Cisco Systems, Inc. or its Affiliates.

(c)           INX does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for, any equity interest in, any corporation, partnership, joint venture, limited liability company or other business entity, other than equity interests held for investment.

Section 2.2           Certificate of Incorporation and Bylaws.  INX has heretofore furnished to Parent a true and complete copy of its certificate of incorporation and bylaws, each as has been amended and restated to date.  Such certificate of incorporation and bylaws are in full force and effect.

Section 2.3           Capitalization.

(a)           The authorized capital stock of INX consists of 15,000,000 Common Shares and 5,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Shares”).  As of October 25, 2011, (i) 10,414,244 Common Shares were issued and outstanding (including, for purposes of clarity, those Common Shares included in clause (iii) below), all of which were validly issued and fully paid and are nonassessable, and none of which were issued in violation of any preemptive or similar rights of any securityholder of INX, (ii) no Preferred Shares were issued and outstanding, (iii) 651,771 Restricted Shares were issued and outstanding, (iv) Options to purchase an aggregate of 1,157,190 Common Shares were issued and outstanding (of which Options to purchase an aggregate of 1,094,620 Common Shares were then exercisable) and the weighted average exercise price of such exercisable Options was equal to $4.36 and (v) 750,003 Common Shares are reserved for future issuance pursuant to the ESPP.

(b)           Except as set forth on Section 2.3(b) of the INX Schedule, from December 31, 2010 to the date of this Agreement, INX has not issued any shares of capital stock (including Restricted Shares) or granted any options covering shares of capital stock, except for shares issued pursuant to the exercise of Options or pursuant to any Stock Plan.  Subject to the foregoing and other than as contemplated by the Stock Plans, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating INX to issue or sell any shares of capital stock of, or other equity interests in, INX.  There are no outstanding contractual obligations of INX to repurchase, redeem or otherwise acquire any shares of capital stock of INX.

Section 2.4           Authority; Due Authorization; Binding Agreement; Approval.

(a)           INX has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement subject, with respect to the Merger, to the adoption of this Agreement by the affirmative vote of the holders of Common Shares to the extent required by Delaware Law.

(b)           The execution, delivery and performance of this Agreement by INX and the consummation by INX of the Transactions have been duly and validly authorized by all requisite corporate action on the part of INX (other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of the holders of Common Shares to the extent required by Delaware Law and the filing of appropriate merger documents as required by Delaware Law).

(c)           This Agreement has been duly executed and delivered by INX and, assuming the due authorization, execution and delivery hereof by Parent and Sub, constitutes a valid and binding obligation of INX, enforceable against INX in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law).

(d)           (i) The board of directors of INX (the “INX Board of Directors”) at a meeting duly called and held has (A) determined that this Agreement and the Transactions are advisable and in the best interests of the INX stockholders, (B) approved this Agreement and (C) resolved (subject to Section 5.3) to recommend adoption of this Agreement by the holders of Common Shares; and (ii) Raymond James & Associates has delivered to the INX Board of Directors a written opinion to the effect that, as of the date thereof, based on and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of the Common Shares, it being agreed that neither Parent nor Sub has any rights with respect to such opinion.

Section 2.5           No Violation; Consents.

(a)           Except for the consents, waivers and approvals set forth on Section 2.5(a) of the INX Schedule, the execution and delivery of this Agreement by INX does not, and the consummation by INX of the Transactions will not, (i) violate the certificate of incorporation or bylaws of INX, (ii) constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under any indenture, mortgage, deed of trust, loan agreement, INX Material Contract, lease or other agreement or instrument to which INX is a party or by which it or any of its properties are bound, (iii) assuming that the consents and approvals referred to in Section 2.5(b) are duly and timely made or obtained and that the adoption of this Agreement by the affirmative vote of the holders of Common Shares to the extent required by Delaware Law is obtained, violate any statute, law or regulation or any order, judgment, decree or injunction of any court or Governmental Authority directed to INX or any of its properties or (iv) result in the creation or imposition of any Lien upon any property of INX pursuant to the agreements and instruments referred to in clause (ii), except, in the case of clause (ii), (iii) or (iv), for such conflicts, breaches, violations, defaults or Liens that were not and are not reasonably likely to be materially adverse to INX.

(b)           Except as set forth on Section 2.5(b) of the INX Schedule and except for (i) compliance with applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and any other Applicable Law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters in foreign jurisdictions, (ii) compliance with any applicable requirements of (A) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and the rules and regulation promulgated thereunder (the “Exchange Act”) and any other applicable U.S. state or federal securities or “Blue Sky” laws and (B) the Nasdaq Global Market, (iii) filing or recordation of merger or other appropriate documents as required by Delaware Law or Applicable Law of other states in which INX is qualified to transact business and (iv) such other authorizations, consents, approvals or filings the failure of which to obtain or make were not and are not reasonably likely to be, individually or in the aggregate, materially adverse to INX, no authorization, consent or approval of or filing with any Governmental Authority is required to be obtained or made by INX for the execution and delivery by INX of this Agreement or the consummation by INX of the Transactions.

Section 2.6           Compliance.

(a)           INX is not, and since October 31, 2008 has not been, in (i) violation of its certificate of incorporation or bylaws or (ii) violation of any Applicable Law or order, judgment or decree of any Governmental Authority having jurisdiction over it, except that no representation or warranty is made in this Section 2.6 with respect to laws, rules, regulations, orders, judgments or decrees relating to employee benefit, Tax, environmental, anti-corruption, export control or customs matters, which are addressed exclusively in Sections 2.11, 2.13, 2.14, 2.16 and 2.17, respectively, except for such violations that were not and are not reasonably likely to be materially adverse to INX.  INX is not, and since October 31, 2008 has not been, in default in the performance of any obligation, agreement, covenant or condition under any indenture, mortgage, deed of trust, loan agreement, INX Material Contract, lease or other agreement or instrument to which INX is a party or by which it or any of its properties are bound, except for such violations or defaults that were not and are not reasonably likely to be materially adverse to INX.

(b)           Except as has not had and is not reasonably likely to have, individually or in the aggregate, an INX Material Adverse Effect or with respect to properties or operations that have been sold or otherwise disposed of as of the date hereof, (i) INX is in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for INX for the current ownership, lease and operation of its properties and assets or to carry on its business as it is now being conducted (the “INX Permits”) and (ii) to the knowledge of INX, no event or condition has occurred which would reasonably be expected to result in a violation or breach of any INX Permit (in each case, with or without notice or lapse of time or both).

Section 2.7           SEC Filings; Financial Statements; Internal Control.

(a)           INX has filed all reports, financial statement schedules, registration statements, definitive proxy statements and exhibits to the foregoing documents required to be filed by it with the SEC since December 31, 2008 (collectively, the “INX SEC Reports”).  As of their respective dates, (i) the INX SEC Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be and (ii) none of the INX SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been corrected or amended by subsequent filings with the SEC.

(b)           The balance sheets and the related statements of operations, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) of INX contained in the INX SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the financial condition and the results of operations and cash flows of INX as of the dates or for the periods presented therein, all in accordance with GAAP (subject, in the case of unaudited statements, to normal year-end adjustments).

(c)           INX has (i) designed and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) and internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) to provide reasonable assurance that material information relating to INX is made known to the chief executive officer and chief financial officer of INX by others within INX and (ii) designed and maintained internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  INX has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to INX’s auditors and the audit committee of the INX Board of Directors and on Section 2.7(c) of the INX Schedules (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect INX’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in  INX’s internal controls over financial reporting.  INX has made available to Parent such disclosures made to INX’s auditor or audit committee.  For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

Section 2.8          No Undisclosed Liabilities.  Except for  liabilities and obligations (i) reflected or reserved against in INX’s audited balance sheet or the notes thereto included in INX’s Annual Report on Form 10-K for its fiscal year ended December 31, 2010, (ii) arising under or incurred in connection with this Agreement and the Transactions, or (iii) incurred since December 31, 2010 in the ordinary course of business consistent with past practice and that have not had and are not reasonably likely to have, individually or in the aggregate, an INX Material Adverse Effect, INX does not have any liabilities or obligations, whether absolute or contingent, whether or not required by GAAP to be reflected or reserved against in INX’s balance sheet.

Section 2.9           Absence of Certain Changes or Events.  From December 31, 2010, until the date of this Agreement, except as contemplated by this Agreement, INX has conducted its businesses only in the ordinary course consistent with past practice, and there has not been (i) any event or development that, individually or in the aggregate, has had or would be reasonably expected to have an INX Material Adverse Effect, (ii) any action or event that, had such action or event occurred after the date hereof and prior to the Effective Time, would have breached any of the covenants set forth in Section 4.1, (iii) any change by INX in its accounting methods, principles or practices materially affecting the assets, liabilities or results of operations of INX, except insofar as may have been required by a change in GAAP, (iv) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of INX or any redemption, purchase or other acquisition for value of any of its capital stock or (v) any sale, transfer, assignment, license, sublicense or other disposition of any material Intellectual Property or Technology owned by INX except in the ordinary course of business.

Section 2.10           Litigation; Orders.

(a)           There is no action, suit or proceeding before or by any court or Governmental Authority now pending, or, to the knowledge of INX, threatened, against INX that if adversely determined against INX would (i) result in losses of $250,000 or more, (ii) materially restrict the business of INX or (iii) otherwise be material to INX; and

(b)           There is no material order, injunction, decree, regulatory restriction or judgment specific to INX.

Section 2.11           Employee Benefit Plans.

(a)           As used in this Agreement, “Code” means the Internal Revenue Code of 1986, as amended, “ERISA” means the Employee Retirement Income Securities Act of 1974, as amended and “INX ERISA Affiliate” means any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with INX under Section 414(b), (c), (m) or (o) of the Code.

(b)           Section 2.11(b) of the INX Schedule lists all INX Employee Benefit Plans other the Excluded Employment Agreements.  INX has made available to Parent a complete and accurate copy of each INX Employee Benefit Plan or in the case of each Excluded Employment Agreement, a complete and accurate copy of the standard form on which the Excluded Employment Agreement is based.  For purposes of this Agreement, the “INX Employee Benefit Plans” mean all “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other employee compensation and benefit arrangements (whether or not subject to ERISA) or payroll practices, including, without limitation, employment agreements, change in control, severance and retention pay, retirement, short term and long term disability paid leave, vacation pay, paid time off, individual consulting or other compensation agreements, deferred compensation, cash and equity incentive compensation plans (including stock option, restricted stock and phantom equity plans and grants), medical insurance (including medical, dental, vision, and prescription coverage), welfare benefit, life and accidental death and dismemberment insurance, tuition aid reimbursement, relocation assistance, expatriate benefits, employee loan, tax gross up, retiree medical and life insurance maintained by INX or any INX ERISA Affiliate, or to which INX or any INX ERISA Affiliate has contributed or is obligated to contribute or has any liability thereunder.  “Excluded Employment Agreements” mean all (i) “at-will” employment agreements, other than with executive officers or employees whose total 2010 compensation exceeded $200,000, which do not provide for any change in control, retention, or supplemental executive benefits, annual base salary in excess of $150,000, or severance benefits.

(c)           None of the INX Employee Benefit Plans is (i) covered by Title IV of ERISA, (ii) subject to the minimum funding requirements of Section 412 of the Code, (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iv) subject to Section 4063 or 4064 of ERISA or Section 413(c) of the Code or (v) funded by a voluntary employees’ beneficiary association within the meaning of Code Section 501(c)(9).

(d)           Each INX Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service (“IRS”) or has a remaining period of time under applicable Treasury Regulations or pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and to INX’s knowledge, no event has occurred and no condition exists that would reasonably be expected to materially adversely affect the qualified status of any such INX Employee Benefit Plan.

(e)           Except as, individually or in the aggregate, has not been and would not reasonably be expected to be materially adverse to INX, (i) each INX Employee Benefit Plan has been operated and administered in all respects in accordance with its provisions and in compliance with all Applicable Law; (ii) all contributions required to be made to any INX Employee Benefit Plan have been made or the amount of such payment or contribution obligation has been reflected in the INX SEC Reports; (iii) neither INX nor any “party in interest” or “disqualified person” with respect to the INX Employee Benefit Plans has engaged in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA; and (iv) there is no action, suit or claim now pending, or, to the knowledge of INX, threatened, against the INX Employee Benefit Plans, the assets of any of the trusts under the INX Employee Benefit Plans, or the sponsor, fiduciary or administrator of any of the INX Employee Benefit Plans with respect to the operation of any INX Employee Benefit Plan.

(f)           Except (i) as set forth in Section 2.11(f) of the INX Schedule, (ii) with respect to Options and Restricted Shares in accordance with Section 1.7(a) and 1.7(b) of this Agreement and (iii) as may be required by Applicable Law, neither the execution and delivery of this Agreement nor the consummation of the Transactions, either alone or in connection with any other event (whether contingent or otherwise), will (x) result in any payment (including without limitation severance, unemployment compensation, bonus or otherwise) becoming due to any individual under any INX Employee Benefit Plan, (y) increase any benefits otherwise payable under any INX Employee Benefit Plan, or (z) result in the acceleration of the time of payment, funding or vesting of any benefits under any INX Employee Benefit Plan.  Except as set forth in Section 2.11(f) of the INX Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions, either alone or in connection with any other event (whether contingent or otherwise), could result in a payment or benefit becoming due that would not be deductible under Section 280G of the Code.

Section 2.12           Properties.

(a)           INX has good title to all the properties and assets reflected in the latest audited balance sheet included in the INX SEC Reports as being owned by INX or acquired after the date thereof that are material to INX’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens other than Permitted Liens. “Permitted Liens” means (i) such Liens as are set forth in Section 2.12(a) of the INX Schedule, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) Liens for Taxes and other governmental charges that are not due and payable or are being contested in good faith through appropriate proceedings and for which provisions have been made in accordance with GAAP on INX’s financial statements contained in the INX SEC Reports, (v) Liens disclosed in such financial statements or the notes thereto, (vi) recorded or unrecorded easements, covenants, restrictions, rights of way, zoning, building restrictions and other similar matters, (vii) landlord’s or lessor’s Liens under leases to which INX is a party, (viii) non-exclusive licenses and other non-exclusive rights in Intellectual Property granted in favor of third parties pursuant to INX Material Contracts in the ordinary course of business and (ix) other imperfections of title or Liens, if any, which do not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of INX as currently conducted.

(b)           Section 2.12(b) of the INX Schedule sets forth a true, correct and complete list of all leases, subleases and other agreements under which INX uses or occupies or has the right to use or occupy, now or in the future, any real property (collectively, the “Leases”).  Except as would not, individually or in the aggregate, be or reasonably be expected to be materially adverse to INX, (i) each Lease is valid and binding on INX and, to the knowledge of INX, each other party thereto and is in full force and effect, (ii) there is no breach or default under any Lease by INX or, to the knowledge of INX, any other party thereto, (iii) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Lease by INX or, to the knowledge of INX, any other party thereto and (iv) INX has a good and valid leasehold interest in each parcel of real property which is subject to a Lease and is in possession of the properties purported to be leased or licensed thereunder.  The real property subject to the Leases is referred to collectively as the “Real Property.”

(c)           All tangible assets owned or leased by INX have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

Section 2.13           Taxes.

(a)           INX and any affiliated, combined or unitary group of which INX is or was a member (i) have timely (taking into account any extensions) filed all federal and material state, local and foreign returns, declarations, reports, estimates, information returns and statements (“Returns”) required to be filed in respect of any Taxes and all such Returns are true, complete and correct in all material respects; and (ii) have timely paid all material amounts of Taxes whether or not shown by such Returns to be due and payable.  All required estimated Tax payments necessary to avoid any under payment penalties or interest have been made by or on behalf of INX;

(b)           INX has established reserves in its financial statements and its books and records that are adequate in the aggregate for the payment of all material amounts of Taxes not yet due and payable with respect to the results of operations of INX through the date hereof and has complied in all material respects with Applicable Law relating to the payment and withholding of Taxes;

(c)           Section 2.13 of the INX Schedule sets forth the last taxable period through which the federal income Tax Returns of INX have been examined by the IRS or otherwise closed.  All deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, or fully settled.  No federal, state or local income or franchise tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which INX could be liable and INX has not received any notice from the IRS or any other taxing authority that it intends to conduct such an audit or proceeding.  No issue has been raised by a taxing authority in any prior examination of INX which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.  No deficiency that has not yet been paid for any Taxes has been proposed, asserted or assessed against INX with respect to any period;

(d)           INX has not (i) waived any statute of limitations, which waiver remains outstanding, nor is any request for any such waiver or consent pending or (ii) executed or entered into with the IRS or any taxing authority (A) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Tax for which INX would be liable or (B) a closing agreement pursuant to Section 7121 of the Code or any similar provision of state or local income tax law that relates to INX; and

(e)           INX is not a party to, is not bound by and does not have any obligation under, any tax sharing agreement or similar agreement or arrangement.

(f)           Parent has received complete copies of (i) all federal, state, local and foreign income or franchise Returns of INX relating to the taxable periods since December 31, 2007, and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to INX.

(g)           Section 2.13 of the INX Schedule lists (i) all material types of Taxes paid, and all types of Returns filed by or on behalf of INX, and (ii) all of the jurisdictions that impose such Taxes or with respect to which INX has a duty to file such Returns.  No claim has been made by a Taxing Authority in a jurisdiction where INX does not file Returns such that it is or may be subject to taxation by that jurisdiction.

(h)           Neither INX nor any other Person on its behalf has (i) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by INX, (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law or has any knowledge that any Taxing Authority has proposed any such adjustment, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to INX, (iii) requested any extension of time within which to file any Return, which Return has since not been filed, or (iv) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(i)           To the knowledge of INX, no property owned by INX is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of Applicable Law comparable to any of the provisions listed above.

(j)           There is no contract, agreement, plan or arrangement covering any Person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Parent, the Surviving Corporation or any of their respective Affiliates by reason of Section 280G of the Code.

(k)           INX is not subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(l)            INX has never been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group in which INX was the common parent.

(m)           INX has never constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(n)           There is no taxable income of INX that will be required under applicable Tax Law to be reported by the Parent or any of its Affiliates, including the Surviving Corporation, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date.

(o)           INX has not engaged in any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4(b).

(p)           INX has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code.

For purposes of this Agreement, “Taxes” shall mean (i) all federal, state, local, foreign and other taxes, charges, fees, levies, imposts, duties, licenses or other assessments, including all income, gross receipts, capital, sales use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever and (ii) all interest, penalties, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i) and (ii) any liability in respect of any times described in clauses (i) or (ii) payable by reason of contract, assumption, transferee or successor liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under law) or otherwise.

Section 2.14           Environmental Matters.

(a)           INX is and has been in material compliance with all applicable federal, state and local laws, ordinances, rules and regulations providing for the protection of human health or the environment including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et seq., as amended, the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. § 6901, et seq., the Clean Air Act, 42 U.S.C. § 7401, et seq., as amended, and the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., as amended (collectively, the “Environmental Laws”);

(b)           INX has obtained and has been in material compliance with all permits, licenses, franchise authorities, consents and approvals, made all filings and maintained all data, documentation and records necessary for owning and operating its assets and business as it is presently conducted under all applicable Environmental Laws, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect;

(c)           Neither INX, nor to the knowledge of INX, any other Person has disposed of or released any substance in a manner that requires remediation under any applicable Environmental Law for which INX reasonably could be expected to be liable;

(d)           There are no pending, or to the knowledge of INX, threatened, claims, demands, actions, administrative proceedings, lawsuits or investigations against INX under any Environmental Laws; and

(e)           INX has made available to Parent copies of all material environmental reports, studies, assessments, correspondence, claims, and other materials in its possession or control that are relevant to the protection of human health or the environment and that are related to the operation of INX’s business or to conditions, acts, or omissions at the Real Property or any real property formerly owned or operated by INX.

Notwithstanding anything to the contrary contained elsewhere in this Agreement, INX makes no representation in this Agreement regarding protection of human health or the environment (including, without limitation, any compliance or failure to comply with, or any actual or contingent liability under, or claims, demands, actions, proceedings, lawsuits or investigations with respect to, any Environmental Law), except as set forth in this Section 2.14.

Section 2.15           Intellectual Property.

(a)           Section 2.15(a) of the INX Schedule sets forth a complete and accurate list of all registered Intellectual Property and applications for the foregoing owned by INX. INX owns all right, title and interest in and to all Intellectual Property required to be set forth on Section 2.15(a) of the INX Schedule. To the knowledge of INX, all material Intellectual Property owned by INX is valid, enforceable and subsisting.

(b)           Except as have not had and are not reasonably likely to have, individually or in the aggregate, an INX Material Adverse Effect, (i) INX owns or licenses or otherwise has the valid and continuing right to use, sell and license pursuant to a valid and enforceable written license, sublicense, agreement or permission all material Intellectual Property and Technology used, sold and licensed in the conduct and operations of the INX business, free and clear of all Liens except Permitted Liens and (ii) the Intellectual Property, and Technology owned or licensed by INX include all of the Intellectual Property and Technology necessary and sufficient to enable INX to conduct its business from and after the Closing without interruption and in the ordinary course of business as currently conducted

(c)           There are no pending or, to the knowledge of INX, threatened claims by any Person alleging infringement by INX or with regard to the ownership, validity or use of any Intellectual Property owned by INX.  The conduct of the business of INX does not infringe in any material respect any Intellectual Property rights of any Person.  To the knowledge of INX, no third party has interfered with, infringed upon, misappropriated, diluted or otherwise violated or come into conflict with any Intellectual Property rights of INX.  INX has not made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of INX.  Upon the consummation of the Transactions, the Surviving Corporation shall own or have the right to use all Intellectual Property on the same terms and conditions as INX enjoyed prior to such transaction.

(d)           INX has taken reasonable steps to protect the confidentiality of all trade secrets owned by INX that are material to its business.  All employees, contractors, consultants, and other persons who have developed, or may reasonably be expected to develop, any material Intellectual Property or Technology on behalf of INX have executed valid and enforceable written agreements substantially in all material respects in the form provided to Parent.  No such employee, contractor, consultant or other person has developed any Intellectual Property or Technology in the course of performing work on behalf of INX without either (i) assigning his, her or its rights in such Intellectual Property or Technology to INX or (ii) such Intellectual Property or Technology being assigned to INX by operation of law without need for further written agreement.  All employees, contractors and consultants who have had access to INX’s trade secrets and other material non-public proprietary information have executed valid and enforceable written agreements agreeing to maintain the confidentiality of all trade secrets and confidential or proprietary information of INX, except where a failure to assign would not, individually or in the aggregate, reasonably be expected to have an INX Material Adverse Effect.

(e)           (i) INX owns or has valid and continuing rights to use all software, hardware, databases, equipment and other information technology that are necessary for the operations of INX’s business (collectively, “Computer Systems”); (ii) the Computer Systems have functioned consistently and accurately in all material respects since being installed and are reasonably secure against unauthorized intrusion; and (iii) the Computer Systems have not suffered any material failure within the past two years and the data and information which they store and/or process has not been corrupted in any discernable manner or accessed without INX’s authorization.

(f)           As used herein, “Intellectual Property” means all rights, title and interest in or relating to: (i) trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, (ii) patents and patent disclosures, (iii) registrations, domain names, internet addresses and other computer identifiers, web sites and web pages, computer software programs and related documentation, (iv) copyrights, database and design rights, (v) trade secrets, know-how, customer information, confidential information and technical information, (vi) intellectual property rights arising from or relating to Technology; and (vii) all registrations, applications, renewals, reversions, recordations, reissuances, divisionals, continuations, continuations-in-part, revisions, reissues, extensions, reexaminations and associated goodwill with respect to (and as applicable to) each of the foregoing. “Technology” means, collectively, all computer programs, databases, descriptions, flow-charts or other work product used to design or develop the foregoing, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of or documentation related to the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing.

Section 2.16           Anticorruption Laws.  Neither INX nor any of its employees have and, to the knowledge of INX, no agent acting on behalf of INX has, directly or indirectly:  (i) made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or related in any way to INX’s business; (ii) made or offered any payment or transfer of anything of value to any government official or employee, political party or campaign, official or employee of any public international organization, or official or employee of any government-owned enterprise or institution (including any government hospitals or academic institutions) to obtain or retain business or to secure an improper advantage; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other anti-corruption Applicable Law; (iv) established or maintained any unlawful fund of corporate monies or other properties; or (v) made or proposed to make any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature.

Section 2.17           Export Control Laws and Customs Laws.  INX is, and for the past five (5) years has been, in compliance with U.S. customs laws and with all U.S. export control Applicable Laws, including those administered by the Department of Commerce and the Department of State, and with all U.S. economic sanctions, including those administered by the Department of Treasury and the Department of Commerce.  INX has obtained all necessary U.S. government approvals and/or licenses required to fulfill any pending commitments or obligations.

Section 2.18           Material Contracts.

(a)           As of the date of this Agreement, except as set forth on Section 2.18 of the INX Schedule and except for (i) this Agreement, (ii) the INX Employee Benefit Plans and (iii) contracts related to properties or operations that have been sold or otherwise disposed of or are in the process of being sold or otherwise disposed of, INX is not a party to or bound by any contract (whether written or oral) which is:

(A)           a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment relating to indebtedness in an amount in excess of $250,000 individually;

(B)           a contract (including, without limitation, contracts with employees or consultants), lease or license pursuant to which INX paid amounts in excess of $250,000 within the 12 month period prior to the date of this Agreement or to which INX would be expected to pay amounts in excess of $250,000 in the 12 month period after the date of this Agreement;

(C)           a contract that purports to materially limit the right of INX or any of its affiliates to solicit employees or customers, engage or compete in any line of business in which INX is engaged or to compete with any Person or operate in any location;

(D)           a contract that creates a partnership or joint venture or similar arrangement with respect to any portion of the business of INX;

(E)           a contract that would be required to be filed by INX as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by INX on an INX SEC Report Form 8-K;

(F)           a contract that relates to an acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations), that are still in effect and would reasonably be expected to result in payments by INX in excess of $250,000 individually;

(G)           a contract with Cisco Systems, Inc. or its Affiliates; or

(H)           a contract (or a series of related contracts) with outstanding obligations for the provision of services by INX to any of the top 25 customers of INX, measured by revenue as of December 31, 2010.

All contracts of the type described in this Section 2.18(a) are referred to herein as the “INX Material Contracts.”  Copies of all INX Material Contracts (in the case of customer contracts, redacted as appropriate) have been provided to Parent prior to the date hereof.

(b)           Other than as a result of the expiration or termination of any INX Material Contract in accordance with its terms, (i) each INX Material Contract is valid and binding on INX and in full force and effect, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law) and except that any indemnity, contribution and exoneration provisions contained therein may be limited by Applicable Law and public policy, (ii) INX has in all material respects performed all obligations required to be performed by it to date under each INX Material Contract, (iii) to the knowledge of INX, there is no event or condition which constitutes, or, after notice or lapse of time or both will constitute, a material default or breach on the part of INX or its counterparties under any such INX Material Contract and (iv) INX has not received notice of termination or non-renewal of any INX Material Contract.

Section 2.19           Information Supplied.   None of the information to be supplied by INX specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the holders of Common Shares or at the time of the INX Shareholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. No representation or warranty is made by INX with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 2.20           Employment Matters.  INX is not a party to or otherwise bound by any collective bargaining agreement or other agreement or understanding with a labor union or labor organization, nor is any such agreement presently being negotiated, nor, to the knowledge of INX, is there a representation campaign respecting any of the employees of INX.  As of the date of this Agreement, there is no pending or, to the knowledge of INX, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving INX.  INX has complied in all material respects with Applicable Laws relating to employment or terms or conditions of employment as to any employees or other individuals performing services for INX.

Section 2.21           Insurance.  Section 2.21 of the INX Schedule sets forth a true, correct and complete list of all material insurance policies issued in favor of INX or pursuant to which INX is a named insured or otherwise a beneficiary. INX maintains insurance coverage adequate and customary in the industry for the operation of its business (taking into account the cost and availability of such insurance).  All such insurance policies are, as of the date of this Agreement, in full force and effect and all related premiums have been paid to date.  There is no pending material claim by INX against any insurance carrier under any insurance policy held by INX.

Section 2.22           Interested Party Transactions.  Except for (i) employment-related contracts filed or incorporated by reference as an exhibit to an INX SEC Report and (ii) the Voting Agreements, Section 2.22 of the INX Schedule sets forth a true, complete and correct list of the contracts or arrangements that are in existence as of the date of this Agreement under which INX has any existing or future material liabilities between INX, on the one hand, and, on the other hand, any (A) present executive officer (as defined pursuant to Section 16 of the Exchange Act) or director of INX or any person that has served as such an executive officer (as defined pursuant to Section 16 of the Exchange Act) or director within the last two years or any of such officer’s or director’s immediate family members or any affiliate of any such officer, director or any immediate family member of any such officer or director, or (B) record or beneficial owner of more than 5% of the Common Shares as of the date hereof or any of such owner’s immediate family members or any affiliate of any such owner or any such owner’s immediate family members.

Section 2.23           Brokers; Transaction Fees.

(a)           Raymond James & Associates has delivered to the INX Board of Directors an opinion that the Merger Consideration to be received by the holders of the Common Shares is fair, from a financial point of view, to such holders.

(b)           No broker, finder or investment banker (other than Raymond James & Associates) is entitled to any advisory, brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of INX.

Section 2.24           Takeover Provisions.  Assuming the accuracy of the representations in Section 3.14, the INX Board of Directors has approved this Agreement and taken all other requisite action, if any, necessary to render the restrictions on “business combinations” set forth in Section 203 of Delaware Law inapplicable to this Agreement and the Transactions.  INX is not party to a rights agreement, “poison pill” or similar agreement or plan.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub hereby, jointly and severally, represent and warrant to INX that, except as otherwise set forth in the Parent Parties’ Schedule to this Agreement (the “Parent Schedule”) (it being agreed by the parties that disclosure of any item in any section of the Parent Schedule shall also be deemed to be disclosed with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent):

Section 3.1           Organization and Qualification; Sub.

(a)           Parent is a corporation duly organized and validly existing in good standing under the laws of the State of Georgia, and Sub is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

(b)           Sub is a direct, wholly owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions.  Since the date of its incorporation and prior to the Effective Time, Sub has not carried, and will not carry, on any business or conduct any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.  Neither Parent nor Sub owns (directly or indirectly) any Common Shares or holds any rights to acquire any Common Shares except pursuant to this Agreement.

Section 3.2           Authority; Due Authorization; Binding Agreement; Approval.

(a)           Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.

(b)           The execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the Transactions have been duly and validly authorized by all requisite corporate or other business entity action on the part of each of Parent and Sub (other than, with respect to the Merger, the filing of appropriate merger documents as required by Delaware Law).

(c)           This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery hereof by INX, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except as limited by bankruptcy, insolvency, moratorium, fraudulent transfer, reorganization and other laws of general applicability relating to or affecting the rights or remedies of creditors and by general equitable principles (whether considered in a proceeding in equity or at law).

Section 3.3           No Violation; Consents.

(a)           The execution and delivery of this Agreement by Parent or Sub does not, and the consummation by Parent or Sub of the Transactions will not, (i) violate the charter or bylaws or other comparable governing documents of Parent and Sub, (ii) constitute a breach or violation of, or a default (or an event which, with notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Parent or Sub or any of their Subsidiaries is a party or by which any of them or any of their respective properties are bound or (iii)  result in the creation or imposition of any Lien upon any property of Parent, Sub or any of their Subsidiaries pursuant to the agreements and instruments referred to in clause (ii), except, in the case of clause (ii) or (iii), for such conflicts, breaches, violations, defaults or Liens, that have not had and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.  The term “Parent Material Adverse Effect” means a material adverse effect on the ability of either Parent or Sub to perform its obligations under this Agreement or to consummate the Merger or the Transactions.

(b)           Except for (i) compliance with applicable requirements of the HSR Act and any other Applicable Law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters in foreign jurisdictions, (ii) filing or recordation of merger or other appropriate documents as required by Delaware Law or Applicable Law of other states in which Parent or Sub is qualified to transact business, (iii)  the filing of the Proxy Statement with the SEC in accordance with the Exchange Act and such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the Transactions and (iv) such other authorizations, consents, approvals or filings the failure of which to obtain or make have not had and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, no authorization, consent or approval of or filing with any Governmental Authority is required to be obtained or made by Parent or Sub or any ultimate parent entity or controlling Person of Parent for the execution and delivery by either of them of this Agreement or the consummation by either of them of the Transactions.

Section 3.4           Proxy Statement.  None of the information with respect to Parent or Sub that Parent or any of its Representatives furnishes in writing to INX expressly for use in the Proxy Statement, will, at the date such Proxy Statement is first delivered to the holders of the Common Shares or at the time of the INX Shareholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein supplied by INX or its Representatives expressly for inclusion or incorporation by reference in the Proxy Statement.

Section 3.5           Brokers; Transaction Fees.  No broker, finder or investment banker is entitled to any advisory, brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Sub.

Section 3.6           Availability of Funds.  Parent has, and will cause Sub to have, through the Effective Time, sufficient funds to or ability to draw down sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and to consummate the Merger and the other Transactions, and to perform the other obligations of Parent and Sub contemplated by this Agreement.

Section 3.7           Litigation.  As of the date of this Agreement, there is no suit, action or proceeding by or before any Governmental Authority pending or, to the knowledge of Parent, threatened, against Parent or Sub challenging or seeking to prohibit the execution, delivery or performance of this Agreement or any of the Transactions.

Section 3.8           No Vote of Parent Stockholders.  No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any Applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent, in order for Parent and Sub to consummate the Transactions.

Section 3.9           Solvency.  Assuming (i) the accuracy as of the Effective Time in all material respects of the representations and warranties of INX set forth in Article II (ignoring all INX Material Adverse Effect and knowledge qualifiers) and (ii) any projections made available to Parent by INX have been prepared in good faith based upon reasonable assumptions, (A) the Surviving Corporation will not have incurred debts beyond its ability to pay such debts as they mature or become due and the then present fair salable value of the assets of the Surviving Corporation will exceed the amount that will be required to pay its respective probable liabilities (including the probable amount of all contingent liabilities) and its debts as they become absolute and matured, (B) the assets of the Surviving Corporation, in each case at a fair valuation, will exceed its debts (including the probable amount of all contingent liabilities) and (C) the Surviving Corporation will not have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted.  No transfer of property is being made by Parent and Sub and no obligation is being incurred in connection with the Transactions by Parent and Sub with the intent to hinder, delay or defraud either present or future creditors of Parent, Sub or INX.  For purposes of this Section 3.9, “debts beyond its ability to pay such debts as they mature or become due” and “unreasonably small capital to carry on its business as conducted or proposed to be conducted” means that the Surviving Corporation will not be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 3.10           Access.  Parent acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of INX which it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the senior management of INX and to discuss the business and assets of INX.

Section 3.11           Other Agreements or Understandings.  Parent has disclosed to INX all agreements, arrangements or understandings (and, with respect to those that are written, Parent has furnished to INX correct and complete copies thereof) between or among Parent, Sub, or any affiliate of Parent, on the one hand, and any member of the INX Board of Directors or management of INX or any Person that, to Parent’s knowledge, owns 5% or more of the outstanding Common Shares, on the other hand.

Section 3.12           Ownership of Shares.  Neither Parent nor Sub is, nor have either of them during the past three years been, the beneficial owner (as defined herein) of any Common Shares.

Section 3.13           Not Interested Shareholder.  From the date that is three years prior to the date of this Agreement, neither Parent nor Sub, nor any of their respective “Affiliates” or “Associates” is or has been an “interested stockholder” (as such terms are defined in Section 203 of the Delaware Law) of INX for purposes of such Section 203.

ARTICLE IV
CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME

Section 4.1                      Conduct of INX Business.  INX covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) with the prior written consent of Parent, which may not be unreasonably withheld, delayed or conditioned, (ii) as contemplated by this Agreement or as expressly set forth in Section 4.1 of the INX Schedule, or (iii) as required by Applicable Law:

(a)           the business of INX shall be conducted in the ordinary course and in a manner consistent with past practice, in each case in all material respects;

(b)           except to the extent required to comply with Applicable Law, INX shall not amend or otherwise change its certificate of incorporation or bylaws;

(c)           INX shall not issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of capital stock of any class of INX, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock (except in accordance with the terms of securities outstanding on the date hereof or pursuant to any exercises of Options or vesting under any existing Stock Plans);

(d)           INX shall not (i) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or (ii) reclassify, combine, split or subdivide, or redeem, purchase or otherwise acquire (except in connection with the payment of withholding taxes with respect to, and cashless exercises of, outstanding Options or restricted stock units by INX in connection with Stock Plans or other INX Employee Benefit Plans), directly or indirectly, any of its capital stock;

(e)           INX shall not (i) form any Subsidiary, (ii) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or any division thereof or any material amount of assets, other than in the ordinary course of business, (iii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than INX), or make any loans or advances, except for refinancings of existing debt but only to the extent that such new debt is prepayable at anytime without penalty or premium or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 4.1(e);

(f)           INX shall not (i) increase the compensation payable to its officers or employees except for, with respect to employees that make less than $150,000 on an annual basis, ordinary increases in the ordinary course of business and consistent with past practice that do not result in a material increase with respect to an individual employee or (ii) except in accordance with past practices and without a material increase in cost and liability for any such plan beginning on or after the first day of the next calendar year following the date of this Agreement, establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, employee or consultant;

(g)           INX shall not make any capital expenditures that during the period beginning on the date hereof and ending on the Closing Date are in the aggregate in excess of $250,000, excluding any capital expenditures (i) to repair or replace equipment necessary to continue its operations in a manner consistent with such operations as of the date of this Agreement when the necessity to repair or replace such equipment was unknown to INX on the date hereof and (ii) to the extent covered by insurance proceeds;

(h)           INX shall not sell or transfer any properties or assets having a value in excess of $250,000 in the aggregate, other than (i) sales of supplies, surplus or obsolete equipment or (ii) sales of assets in the ordinary course of business;

(i)           INX shall not enter into any “non-compete,” “non-solicit” or similar agreement that would materially restrict the businesses of the Surviving Corporation or its ability to solicit customers or employees following the Effective Time;

(j)           INX shall not adopt a plan of complete or partial liquidation, dissolution, merger or consolidation of such entity;

(k)           INX shall not settle or compromise any litigation or other legal proceeding against INX other than settlements or compromises where the amounts paid by INX in the aggregate for all such settlements or compromises does not exceed $250,000 in the aggregate; provided, that the foregoing shall not permit INX to settle any litigation or other legal proceeding that would impose material restrictions or changes on the business or operations of INX which shall be prohibited under this Section 4.1;

(l)           INX shall not make any investments in or loans to, pay any fees or expenses to, enter into or modify any contracts with, or forgive any loans to, any employee, officer, director, stockholder of INX, any member of his or her immediate family or any of their respective affiliates, except to the extent required by Applicable Law or pursuant to any existing contract set forth on Section 4.1(l) of the INX Schedule;

(m)           INX shall not make any change in any method of accounting, keeping of books of account or accounting practices or in any method of Tax accounting, unless required by GAAP (as concurred to by INX’s auditors) or Applicable Law;

(n)           INX shall not (i) make, change or rescind any election relating to Taxes, (ii) settle or compromise any Tax claim or liability or enter into a settlement or compromise, or change (or make a request to any taxing authority to change) any material aspect of its method of accounting for Tax purposes or (iii) prepare or file any Return (or any amendment thereof) unless such Return shall have been prepared in a manner consistent with past practice and INX shall have provided Parent a copy thereof (together with supporting papers) at least three Business Days prior to the due date thereof for Parent to review and approve (such approval not to be unreasonably withheld or delayed); and

(o)           INX shall not agree or formally commit to do any of the foregoing.

Section 4.2           No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct INX’s operations prior to the Effective Time.  Prior to the Effective Time, INX shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business, assets and operations.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1           Proxy Statement; Stockholders Meeting.

(a)           As soon as reasonably practicable but in no event later than 20 Business Days (assuming the cooperation set forth in the following sentence) following the date of this Agreement, INX shall prepare and file with the SEC the proxy statement relating to the INX Shareholders’ Meeting (the “Proxy Statement”).  The Parent Parties will cooperate and consult with INX in the preparation of the Proxy Statement and will furnish INX the information relating to each of the Parent Parties required to be set forth in the Proxy Statement by the Exchange Act. INX shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other parties in resolving, all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC and delivered to holders of Common Shares and holders of Options as promptly as reasonably practicable following filing with the SEC.

(b)           If at any time prior to the Effective Time any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, INX will promptly inform the Parent Parties of such occurrence and cooperate with the Parent Parties in preparing such amendment or supplement to be filed with the SEC.  INX shall use its reasonable best efforts to cause such amendment or supplement to be filed as promptly as possible and, if required, deliver such amendment or supplement to the holders of the Common Shares.

(c)           Each of the Parent Parties and INX shall ensure that the information provided by it for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of delivery thereof and at the time of the INX Shareholders’ Meeting, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)           INX will not file the Proxy Statement and any amendment or supplement thereto with the SEC without providing the Parent Parties with a reasonable opportunity to review and comment thereon (which comments shall be given due consideration by INX).

(e)           INX, acting through the INX Board of Directors, shall, in accordance with Applicable Law and INX’s certificate of incorporation and bylaws, duly call, give notice of, convene and hold an annual or special meeting of the holders of Common Shares (the “INX Shareholders’ Meeting”) as soon as reasonably practicable following execution of this Agreement for the purpose of the holders of Common Shares adopting by requisite vote this Agreement (the “INX Shareholder Approval”).  The INX Board of Directors shall, subject to Section 5.3(c), recommend the adoption of this Agreement at the INX Shareholders’ Meeting (the “INX Recommendation”), include such recommendation in the Proxy Statement and use its reasonable best efforts to obtain the INX Shareholder Approval.

(f)           Notwithstanding anything to the contrary contained in this Agreement, INX, after consultation with Parent and subject to the approval of the Parent Parties (which approval shall not be unreasonably withheld, conditioned or delayed), may adjourn or postpone the INX Shareholders’ Meeting if (i) INX determines in good faith that additional time is necessary to ensure that any required supplement or amendment to the Proxy Statement is properly delivered to the holders of Common Shares, (ii) as of the time for which the INX Shareholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting, or (iii) reasonably determined by INX to be required under Applicable Law.

Section 5.2           Access to Information; Confidentiality.

(a)           From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement, subject to the restrictions and/or consent obligations of any third-party agreement or Applicable Law, INX shall allow the Parent Parties and their officers, directors, employees, representatives, consultants, attorneys, agents, accountants, and financial advisors (collectively, “Representatives”) reasonable access during normal business hours, at the Parent Parties’ sole risk and expense, to all facilities, properties, personnel, books, records, contracts and other relevant documents of INX; provided, that no investigation pursuant to this Section 5.2 shall affect any representation or warranty given by INX hereunder; and provided, further, that notwithstanding the provision of information by INX or investigation by the Parent Parties, INX shall not be deemed to make any representation or warranty except as expressly set forth in this Agreement.  The Parent Parties agree to conduct their investigation in a manner that does not interfere unreasonably with the operations of INX or with the prompt and timely discharge of the duties of INX’s employees.  The Parent Parties agree to indemnify and hold INX harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any Representative of the Parent Parties, and any loss, damage to or destruction of any property owned by INX or others (including claims or liabilities for loss of use of any property) resulting directly or indirectly from the action or inaction of any of the Parent Parties’ Representatives during any visit to the business or property sites of INX prior to the completion of the Merger, whether pursuant to this Section 5.2 or otherwise.  Notwithstanding the foregoing, INX shall not be required to provide access to or otherwise disclose information if such information is subject to, or such access or disclosure would jeopardize, the attorney-client privilege, work product doctrine or other applicable privilege concerning legal proceedings or governmental investigations (provided that INX shall have used reasonable best efforts to disclose such information in a way that would not jeopardize such privilege) or which it is required to keep confidential by reason of contract or agreement with third parties (provided that INX shall have used reasonable best efforts to obtain the consent of such third party) or by reason of Applicable Law.  None of the Parent Parties or any of their Representatives shall conduct any environmental testing or sampling on any of the business or property sites of INX prior to the completion of the Merger without the prior written consent of INX.

(b)           Any information obtained by the Parent Parties or their Representatives under this Section 5.2 shall be subject to the confidentiality and use restrictions contained in that certain letter agreement between INX and Parent dated August 29, 2011 (the “Confidentiality Agreement”).

Section 5.3           No Solicitation.

(a)           Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (New York City time) on November 22, 2011 (the “No-Shop Period Start Date”), INX and its Representatives shall have the right to, directly or indirectly, (i) initiate or solicit any inquiry, proposal or offer, in each case made after the date hereof, with respect to, or a transaction to effect, a merger, share exchange, consolidation, business combination, recapitalization or similar transaction involving INX, or any purchase or sale of 20% or more of the assets of INX, or any purchase or sale of, or tender or exchange offer for, its capital stock that, if consummated, would reasonably be expected to result in any Person (or the stockholders of such Person) beneficially owning securities representing 20% or more of INX’s total voting power (or of the surviving parent entity in such transaction) (any such inquiry, proposal, offer or transaction, an “Acquisition Proposal”), including by way of providing access to non-public information pursuant to one or more Acceptable Confidentiality Agreements; provided that INX agrees to provide Parent with all information provided to such Person that Parent has not previously been provided promptly following the date on which INX provides such confidential information to such Person, (ii) engage in, enter into, continue or otherwise participate in any discussion or negotiations with any Person concerning an Acquisition Proposal or grant any waiver, amendment or release under any confidentiality restriction in any agreement or under Applicable Law.  Notwithstanding the occurrence of the No-Shop Period Start Date, INX and its Representatives may continue to provide access to non-public information and engage in the activities described in clause (ii) above with respect to each Excluded Party until 11:59 p.m. (New York City time) on December 1, 2011 (the “Cut-off Date”).  “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to INX than those contained in the Confidentiality Agreement, except that an Acceptable Confidentiality Agreement need not prohibit the submission of Acquisition Proposals or amendments thereto. “Excluded Party” means any Person from whom INX has received, after the date hereof and prior to the No-Shop Period Start Date, a written Acquisition Proposal that the INX Board of Directors concludes in good faith after consultation with its outside legal counsel and financial advisors constitutes or is reasonably likely to lead the a Superior Proposal.  No later than two Business Days after the No-Shop Period Start Date, INX shall provide to Parent in writing a complete list of all Excluded Parties (including the identity of each Excluded Party) and shall provide to Parent (i) an unredacted copy of any Acquisition Proposal made in writing provided to INX (including any financing commitments relating thereto, which shall include any fee letters (it being understood that any such fee letter may be redacted to omit the numerical amounts provided therein)) and (ii) a written summary of the material terms of any Acquisition Proposal not made in writing (including any financing commitments and any fee letters relating thereto (it being understood that any such fee letter may be redacted to omit the numerical amounts provided therein)).

(b)           Except as may relate to any Excluded Party until the Cut-off Date or as permitted by this Section 5.3, INX shall not, and shall cause its Representatives not to, (i) initiate or solicit any inquiry, proposal or offer, in each case made after the date hereof, with respect to, or a transaction to effect, an Acquisition Proposal, (ii) have any discussion with or provide any confidential information to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal or grant any waiver, amendment or release under any confidentiality restriction in any agreement or under Applicable Law, (iii) approve or recommend any Acquisition Proposal or (iv) approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement or agree to do any of the foregoing related to any Acquisition Proposal.

(c)           Notwithstanding anything in this Agreement to the contrary, during the period beginning on the No-Shop Period Start Date and ending on the date the INX Shareholder Approval is obtained, INX or the INX Board of Directors may engage or participate in negotiations or discussions with, or provide any information to, any Person in response to an Acquisition Proposal that did not result from or arise in connection with a breach of Section 5.3(b) if (A) the INX Board of Directors concludes in good faith after consultation with its financial advisors and outside legal counsel that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) prior to providing any confidential information to any Person in connection with an Acquisition Proposal by any such Person, INX receives from such Person an Acceptable Confidentiality Agreement, provided that INX agrees to provide reasonably prompt notice to Parent of the identity of the Person that it is furnishing information to, or entering into discussions or negotiations with, and to provide Parent with all information provided to such Person that Parent has not previously been provided promptly following the date on which INX provides such confidential information to such Person.  Notwithstanding anything in this Agreement to the contrary, during the period beginning on the date hereof and ending at the time that the INX Shareholder Approval is obtained, INX or the INX Board of Directors may withdraw, modify, qualify or fail to make (or publicly propose to withdraw, modify or qualify) the INX Recommendation and/or approve or recommend (or publicly propose to approve or recommend) any Acquisition Proposal or letter of intent, agreement in principle, acquisition agreement or similar agreement providing for any Acquisition Proposal (a “Change in the INX Recommendation”) if the INX Board of Directors concludes in good faith after consultation with its outside legal counsel and financial advisors that its failure to make such a Change in the INX Recommendation would be inconsistent with its fiduciary obligations; provided, however, that if any such action is (x) not in response to an Acquisition Proposal, then a Change in the INX Recommendation may be made only if directly related to an event, fact, circumstance, development or occurrence that affects the assets or operations of INX that is unknown to the INX Board of Directors as of the date of this Agreement but becomes known to the INX Board of Directors prior to obtaining approval of the Merger from the holders of Common Shares or (y) in response to an Acquisition Proposal (that was not solicited in breach of this Section 5.3) and which is determined by the INX Board of Directors in good faith after consultation with outside legal counsel and its financial advisors to be a Superior Proposal, prior to making any Change in the INX Recommendation or terminating this Agreement in accordance with Section 7.1(d)(ii), INX shall, in all such cases, (A) provide Parent with at least four Business Days advance written notice (such period, the “Notice Period”), advising Parent of its intention to make a Change in the INX Recommendation or to terminate this Agreement to enter into a definitive agreement with respect to a Superior Proposal, (B) if applicable, provide Parent in writing the material terms and conditions of such Superior Proposal (including the identity of the Person making such Superior Proposal) and a copy of the relevant proposed transaction documents with the party making such Superior Proposal and other material documents, (C) negotiate, and cause its advisors to negotiate, in good faith with Parent during the Notice Period, to the extent Parent wishes to negotiate, to enable Parent to make such proposed changes to the terms of this Agreement as to permit the INX Board of Directors to proceed with its recommendation of this Agreement and the Merger and (D) following the Notice Period, and taking into account any revised proposal made by Parent since the commencement of the Notice Period, the INX Board of Directors concludes in good faith after consultation with its outside legal counsel and financial advisors that its failure to make such a Change in the INX Recommendation would be inconsistent with its fiduciary obligations.  Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice Period and INX shall be required to comply again with the requirements of this Section 5.3(c); provided, however, that references to the four Business Day period above shall be deemed to be references to a three Business Day period.  Notwithstanding anything in this Agreement to the contrary, disclosure by INX of any Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed to be a Change in the INX Recommendation.  “Superior Proposal” means an Acquisition Proposal (except that each instance of 20% shall be changed to 50% for purposes of this sentence) that the INX Board of Directors determines, in good faith after consultation with its financial advisor and outside legal counsel and consideration of all terms and conditions of such Acquisition Proposal, including the form of consideration, conditionality and the timing and likelihood of consummation of such Acquisition Proposal, to be more favorable to the holders of Common Shares, including from a financial point of view, than those set forth in this Agreement or the terms of any other proposal or revised proposal made by Parent.  Upon receipt of any Acquisition Proposal, INX will provide reasonably prompt written notice to Parent advising Parent of such Acquisition Proposal (including the identity of the party making such Acquisition Proposal) and provide Parent with a summary of the material terms of such Acquisition Proposal.

(d)           Except as may relate to any Excluded Party until the Cut-off Date or as expressly permitted by this Section 5.3, from and after the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VII, INX agrees that it will, and will cause its Representatives to, (i) immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any Person (other than Parent) conducted heretofore with respect to any actual or potential Acquisition Proposal and (ii) with respect to parties with whom discussions have been terminated, INX shall use its reasonable best efforts to obtain the return or the destruction of, in accordance with the terms of the applicable confidentiality agreement, confidential information previously furnished by INX or its Representatives.

(e)           Nothing contained in this Agreement shall prohibit INX or the INX Board of Directors from (i) disclosing to its stockholders a position contemplated by Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act or (ii) making any required disclosure to the stockholders of INX if, in the good faith judgment of the INX Board of Directors, after consultation with outside legal counsel, failure to do so would constitute a violation of Applicable Law.

(f)           Any action pursuant to, and not in violation of, Section 5.3(a), (b), (c),  (d) or (e) shall not constitute a breach of INX’s representations, warranties or covenants in this Agreement.

Section 5.4           Directors’ and Officers’ Indemnification and Insurance.

(a)           The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable to the Persons covered thereby with respect to exculpation, indemnification and advancement of expenses than are set forth in the certificate of incorporation and bylaws of INX as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time from and after the date of this Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of INX in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by this Agreement).

(b)           From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under Applicable Law, indemnify, hold harmless and advance expenses to each present and former director or officer of INX (collectively, the “Indemnified Parties”) against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, inquiries, liabilities and settlement amounts paid in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as a director or officer (including, without limitation, any claim, action, suit, proceeding or investigation arising out of this Agreement or any of the Transactions), whether occurring before or after the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, for a period of six years after the Effective Time, in each case to the fullest extent permitted under Applicable Law (and shall pay any expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted under Applicable Law, upon receipt from the Indemnified Party to whom expenses are advanced of an undertaking to repay such advances as required under Applicable Law).  In the event of any such claim, action, suit, proceeding or investigation, provided, further, that the Surviving Corporation shall not be obligated pursuant to this Section 5.4(b) to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action unless there is, as determined by counsel to the Indemnified Parties, under applicable standards of professional conduct, a conflict or a reasonable likelihood of a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of the Surviving Corporation; and provided, further, that, in the event that any claim for indemnification is asserted or made prior to the Effective Time or within such six-year period, all rights to indemnification in respect of such claim shall continue until the final disposition of such claim.  The Surviving Corporation shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.4.

(c)           From and for a period of six years after the Effective Time, the Surviving Corporation shall maintain in effect the current directors’ and officers’ liability insurance policies maintained by INX (provided, that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to such officers and directors, so long as such substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.4(c) more than an amount per year equal to 200% of current annual premiums paid by INX for such insurance and, in the event the cost of such coverage shall exceed that amount, the Surviving Corporation shall purchase as much coverage as possible for such amount.

(d)           In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.4.

(e)           The obligations of the Surviving Corporation under this Section 5.4 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.4 applies without the consent of each affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.4 applies shall be third-party beneficiaries of, and entitled to the rights of third-party beneficiaries under, this Section 5.4).  The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation or bylaws of INX, under Delaware Law or otherwise.

Section 5.5           Notification of Certain Matters; Third-Party Consents.

(a)           INX shall give prompt notice to Parent, and Parent shall give prompt notice to INX, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate and (ii) any failure of INX, Parent or Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it hereunder; provided, however, that if either INX or Parent does not provide a required notice under this Section 5.5 with respect to any matter that would not result in a failure of the condition set forth in Section 6.2(a), such lack of notice shall not result in a failure of the condition set forth in Section 6.2(b).

(b)           INX shall use its reasonable best efforts to obtain prior to the Closing, and deliver to Parent at or prior to the Closing, and Parent shall use its reasonable best efforts to assist INX in obtaining, all consents, waivers and approvals under each contract, agreement or instrument listed or described on Section 2.5(a) or 2.5(b) of the INX Schedule (and any contract, agreement or instrument entered into after the date of this Agreement that would have been required to be listed or described on Section 2.5(a) or 2.5(b) of the INX Schedule, if entered into prior to the date of this Agreement).  INX and Parent shall consult with each other with respect to actions taken by the party to obtain consents, waivers and approvals as contemplated by this Section 5.5(b).

Section 5.6           Governmental Filings; Efforts.

(a)           Subject to the terms and conditions of this Agreement, and subject, in the case of INX, to the fiduciary duties of the INX Board of Directors, each of the parties hereto shall cooperate and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Transactions, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the Transactions and (iii) vigorously defending or contesting any litigation or administrative proceeding that would otherwise prevent or materially restrain or delay the consummation of the Transactions.  In furtherance and not in limitation of the foregoing, Parent (and, as applicable, Sub and the ultimate parent entity of Parent) and INX shall (i) make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within 15 Business Days of the date hereof, (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and in any event, “substantially comply” and certify substantial compliance with any request for additional information (also known as a “second request”) issued pursuant to the HSR Act within 60 days of such request and (iii) take all other actions necessary to cause the expiration or termination of the applicable waiting period under the HSR Act as soon as practicable.  Nothing in this Section 5.6 shall require Parent to offer, accept or agree to (i) dispose or hold separate any part of its or INX’s businesses, operations, assets or product lines (or a combination of Parent’s and INX’s respective businesses, operations assets or product lines), (ii) not compete in any geographic area or line of business, (iii) restrict the manner in which, or whether, Parent, INX, the Surviving Company or any of their affiliates may carry on business in any part of the world or (iv) pay any consideration (other than ordinary course filing, application or similar fees and charges) to obtain any approval, consent or waiver from a third party necessary to consummate the Transactions.

(b)           Each of INX and Parent (and, as applicable, Sub) shall promptly notify the other of any communication concerning this Agreement or the Transactions to that party or its affiliates from any Governmental Authority and permit the other to review in advance any proposed communication concerning this Agreement or the Transactions to any Governmental Authority.

(c)           Each of INX and Parent (and, as applicable, Sub) shall not participate or agree to participate in any meeting or discussion with any Governmental Authority in respect of any filing, investigation or other inquiry concerning this Agreement or the Transactions unless it consults with the other in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting or discussion.

(d)           Each of INX and Parent (and, as applicable, Sub) shall furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its affiliates and Representatives on the one hand, and any Governmental Authority or members of any such Governmental Authority’s staff on the other hand, with respect to this Agreement and the Transactions.

(e)           In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other Transaction, INX and Parent (and, as applicable, Sub) shall each cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other Transaction.  Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b)(i) or (ii) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

Section 5.7           Public Announcements.  On the date of this Agreement, Parent and INX shall issue a joint press release with respect to the execution of this Agreement and the Merger, which press release shall be reasonably satisfactory to Parent and INX.  Parent and INX shall consult with each other before issuing any other press release or otherwise making any public statements (including press conferences or conference calls with investors or analysts) with respect to this Agreement or the Transactions and shall use reasonable best efforts not to issue any such press release or make any such public statement prior to such consultation, except as may be required by Applicable Law or any listing agreement with (or the listing rules of) a national securities exchange or trading market, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party.  Notwithstanding the foregoing, Parent and INX may respond to inquiries from securities analysts and the news media to the extent necessary to respond to such inquiries, provided that such responses are in compliance with applicable securities laws.

Section 5.8           Parent Guarantee.  Parent agrees to take all action necessary to cause Sub to perform all of Sub’s, and following the Effective Time, cause the Surviving Corporation to perform all of the Surviving Corporation’s, agreements, covenants and obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.  Parent shall be liable for any breach of any representation, warranty, covenant or agreement of Sub in this Agreement and for any breach of this covenant.

Section 5.9           Employee Matters.

(a)           Parent and INX agree that all employees of INX immediately prior to the Effective Time shall be employed by the Surviving Corporation immediately after the Effective Time (the “Continuing Employees”), it being understood that Parent and the Surviving Corporation shall have no obligations to continue employing any Continuing Employee for any length of time thereafter except as required by Applicable Law.  Parent and INX agree that, for the period beginning as of the Effective Time and ending on the one-year anniversary of the Effective Time, the base salary provided to each Continuing Employee shall be no less than the base salary provided to each such Continuing Employee immediately prior to the Effective Time, and Continuing Employees shall receive substantially comparable employee benefits in the aggregate as the employee benefits provided to such Continuing Employees immediately prior to the Effective Time but not taking into account any termination of a defined contribution plan as contemplated under Section 5.13.  Parent shall deem, and shall cause the Surviving Corporation to deem, the period of employment with INX (and with predecessor employers with respect to which INX shall have granted service credit) to have been employment and service with Parent and the Surviving Corporation for purposes of eligibility, vesting and calculating vacation and severance benefits to the extent applicable and previously recognized by INX for similar purposes (other than benefit accrual under a defined benefit pension plan) for all of Parent’s and the Surviving Corporation’s employee benefit plans, programs, policies or arrangements similar to such INX Employee Benefit Plans and for similar purposes to the extent employment or service with Parent or the Surviving Corporation is recognized under any such plan, program, policy or arrangement.

(b)           Under any plan of Parent or the Surviving Corporation that is substantially equivalent to an INX Employee Benefit Plan that it replaces (“Replacement Plan”) and which is also a medical or dental plan, there shall be waived, and Parent or the Surviving Corporation shall cause the relevant insurance carriers and other third parties to waive, all pre-existing conditions, restrictions and limitations for any medical condition existing as of the Effective Time of any of such employees and their eligible dependents for the purpose of any such plans, but only to the extent that such condition would be covered by the relevant INX Employee Benefit Plan and only to the extent of comparable coverage in effect immediately prior to the Effective Time.  Further, if Parent offers employees of INX coverage under a Replacement Plan which is a group health plan, such employees shall be credited with amounts under such Replacement Plan towards the deductibles, copayments and out-of-pocket maximums imposed under such Replacement Plan, for the year during which the Effective Time occurs, with any deductibles, copayments and out-of-pocket maximums already incurred during such year under the relevant INX Employee Benefit Plan.

Section 5.10           Rule 16b-3.  Prior to the Effective Time, INX and the INX Board of Directors or committees thereof shall use their reasonable best efforts to take all actions to cause any dispositions of the Common Shares (including derivative securities with respect thereto) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 under the Exchange Act.

Section 5.11           Nasdaq De-listing.  Parent and INX shall each use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and the rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Common Shares from the Nasdaq Global Market and the deregistration of the Common Shares under the Exchange Act, as promptly as practicable after the Effective Time.

Section 5.12           Cooperation with Financing.  Prior to the Effective Time, INX shall provide and shall use reasonable best efforts to cause its Representatives to provide all necessary or customary cooperation as may be requested by Parent in connection with adding INX from and after the Closing as a guarantor and credit party under the Credit Agreement dated as of March 31, 2011 by and among Presidio IS Corp., Presidio Merger Sub LLC, PNC Bank, National Association, and other parties named thereto (the “Parent Financing”), including (a) delivering to Parent information with respect to INX as is reasonably requested in connection with the Parent Financing; (b) facilitating the pledge and perfection of liens from and after the Closing securing the Parent Financing; and (c) taking all other actions as are reasonably requested by Parent to facilitate the satisfaction on a timely basis of all conditions to obtaining the Parent Financing

Section 5.13           Defined Contribution Pension Plan.  At the request of Parent no later than five (5) days prior to the Effective Time, INX will take all actions necessary to terminate its defined contribution pension plan immediately prior to and contingent on the Closing. With respect to a Replacement Plan that is a defined contribution plan (as defined in section 3(34) of ERISA) in which the Continuing Employees are eligible to participate, Parent shall take all actions necessary to allow the Continuing Employees to make eligible rollover contributions to such Replacement Plan of their account balances (in cash and in loan notes, if any, evidencing loans to such Continuing Employees as of the date of distribution) from any defined contribution plan terminated pursuant to this Section 5.13 as soon as practicable after the Closing.

ARTICLE VI
CONDITIONS TO THE MERGER

Section 6.1           Conditions to the Obligations of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)           this Agreement shall have been adopted by the requisite affirmative vote of the holders of Common Shares in accordance with Delaware Law and the certificate of incorporation of INX;

(b)           the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated; and

(c)           no Applicable Law shall have been enacted or promulgated by any Governmental Authority that prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger.

Section 6.2           Conditions to the Obligations of Parent and Sub.  The obligations of Parent and Sub to effect the Merger are also subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following conditions:

(a)           the (i) representations and warranties set forth in Sections 2.1(a) (Organization and Qualification), 2.2 (Certificate of Incorporation and Bylaws), 2.3 (Capitalization) and 2.4 (Authority; Due Authorization; Binding Agreement; Approval) shall be true and correct in all respects as of the Closing Date as though made on or as of the Closing Date (except to the extent any such representation or warranty was expressly made as of a specified date, in which case such representation and warranty shall be true and correct with respect to such specified date) and (ii) other representations and warranties of INX in this Agreement shall be true and correct as of the Closing Date as though made on or as of the Closing Date (except to the extent any such representation or warranty was expressly made as of a specified date, in which case such representation and warranty shall be true and correct with respect to such specified date), except, in the case of this clause (ii), where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification contained therein as to materiality or an INX Material Adverse Effect) has not had and is not reasonably likely to have, individually or in the aggregate, an INX Material Adverse Effect;

(b)           INX shall have performed in all material respects all of its covenants required to be performed by it under this Agreement at or prior to the Closing Date;

(c)           Parent shall have received a certificate signed on behalf of INX by an executive officer of INX to the effect that the conditions in Sections 6.2(a) and (b) above have been so satisfied;

(d)           since the date of this Agreement, there shall not have been any change, effect, event, circumstance, condition, occurrence or development that, individually or in the aggregate, has had or would be reasonably likely to have an INX Material Adverse Effect;

(e)           no more than ten percent (10%) of the Common Shares shall be Appraisal Shares;

(f)           Parent shall have received (i) a certification from INX, signed by an authorized officer of INX, that INX is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in Section 897(c)(2) of the Code, such certification in form and substance reasonably satisfactory to Parent and conforming to the requirements of Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and (ii) proof that INX has provided notice of such certification to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2);

(g)           the Company shall not be in default in any material respect under the Amended and Restated Credit Agreement by and among the Company, Castle Pines Capital LLC and the other parties thereto, which default is not waived by Castle Pines Capital LLC; and

(h)           INX shall have obtained the consents and approvals set forth on Section 6.2(h) of the INX Schedule.

Section 6.3           Conditions to the Obligations of INX.  The obligations of INX to effect the Merger are also subject to the satisfaction or waiver by INX on or prior to the Closing Date of the following conditions:

(a)           the (i) representations and warranties set forth in Sections 3.1(a) (Organization and Qualification) and 3.2 (Authority; Due Authorization; Binding Agreement; Approval) shall be true and correct in all respects as of the Closing Date as though made on or as of the Closing Date (except to the extent any such representation or warranty was expressly made as of a specified date, in which case such representation and warranty shall be true and correct with respect to such specified date) and (ii) other representations and warranties of Parent and Sub in this Agreement shall be true and correct as of the Closing Date as though made on or as of the Closing Date (except to the extent any such representation or warranty was expressly made as of a specified date, in which case such representation and warranty shall be true and correct with respect to such specified date), except, in the case of this clause (ii), where the failure of any such representations and warranties to be so true and correct (without giving effect to any qualification contained therein as to materiality or Parent Material Adverse Effect) has not had and is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b)           Each of Parent and Sub shall have performed in all material respects all of their covenants required to be performed by them under this Agreement at or prior to the Closing Date; and

(c)           INX shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the effect that the conditions in Sections 6.3(a) and (b) above have been so satisfied.

Section 6.4           Frustration of Closing Conditions.  Neither Parent, Sub nor INX may rely upon the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Transactions, as required by and subject to Section 5.6.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1           Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the adoption of this Agreement by the holders of Common Shares:

(a)           by mutual written agreement of Parent, Sub and INX; or

(b)           by Parent or INX, if:

(i)           the Merger shall not have been consummated on or before March 30, 2012 (the “Outside Date”); provided, however, that neither Parent, on the one hand, nor INX, on the other hand, shall be entitled to terminate this Agreement under this Section 7.1(b)(i) if such party (or, in the case of Parent, Parent or Sub) is in material breach of any of its representations, warranties or covenants in this Agreement;

(ii)           a court of competent jurisdiction or other Governmental Authority shall have issued a final, non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the Merger; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have complied in all material respects with its obligations in Section 5.6; or

(iii)           this Agreement shall not have been adopted by the holders of Common Shares by reason of the failure to obtain the requisite vote at an INX Shareholders’ Meeting; or

(c)           by Parent if:

(i)           INX shall have materially breached or materially failed to perform any of its representations, warranties or covenants in this Agreement such that the conditions set forth in Sections 6.2(a) or (b) are not capable of being satisfied, and such breach or failure to perform shall not have been cured prior to the earlier of (A) 30 days following notice of such breach or failure given by Parent to INX and (B) the Outside Date; provided that Parent shall have no right to terminate this Agreement pursuant to this Section 7.1(c)(i) if Parent or Sub is then in material breach or has materially failed to perform any of its representations, warranties or covenants in this Agreement; or

(ii)           prior to obtaining the INX Shareholder Approval, the INX Board of Directors shall have effected a Change in the INX Recommendation; or

(d)           by INX, if:

(i)           Parent or Sub shall have materially breached or materially failed to perform any of their representations, warranties or covenants in this Agreement such that the conditions set forth in Sections 6.3(a) or (b) are not capable of being satisfied, and such breach or failure to perform shall not have been cured prior to the earlier of (A) 30 days following notice of such breach or failure given by INX to Parent and (B) the Outside Date; provided that INX shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if INX is then in material breach or has materially failed to perform any of its representations, warranties or covenants in this Agreement; or

(ii)           prior to obtaining the INX Shareholder Approval, the INX Board of Directors shall have effected or authorized a Change in the INX Recommendation as a result of a Superior Proposal pursuant to Section 5.3(c)(ii) and authorized INX to enter into a binding definitive agreement in respect of a Superior Proposal; provided, however, that such termination under this Section 7.1(d)(ii) shall not be effective unless (A) INX shall have complied in all material respects with the procedures set forth in Section 5.1 and 5.3 and (B) INX has made payment to Parent of the INX Termination Fee pursuant to Section 7.3(a).

Section 7.2           Effect of Termination.  In the event that the Effective Time does not occur as a result of any party hereto exercising its rights to terminate pursuant to this Article VII, then this Agreement shall be null and void and, except for the provisions in this Section 7.2 and Sections 5.2(b), 7.3, 8.1, 8.3, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10 or 8.11 or as otherwise expressly provided herein, no party shall have any rights or obligations under this Agreement, except that no such termination shall relieve any party from liability for damages for any willful and material breach of any agreement or covenant contained herein.  In the event the termination of this Agreement results from the knowing and material breach of any agreement or covenant herein, then the Parent Parties or INX, as the case may be, shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which it may be entitled.

Section 7.3           Fees and Expenses.

(a)           If this Agreement is terminated pursuant to (i) Sections 7.1(b)(i), 7.1(b)(iii) or 7.1(c)(i) or (ii) Sections 7.1(c)(ii) or 7.1(d)(ii), then, in any such event, INX shall pay Parent $2,798,832 if such termination occurs under clause (ii) above and is either (A) made prior to the No-Shop Period Start Date or (B) with an Excluded Party on or after the No-Shop Period Start Date and prior to the Cut-off Date or $3,731,777 otherwise (the “Termination Fee”).  Notwithstanding the foregoing, in the case of any termination pursuant to clause (i) of the preceding sentence, the Termination Fee shall be payable only if (x) after the date hereof and prior to such termination, an Acquisition Proposal (except that each instance of 20% shall be changed to 50%) is made known to INX or publicly announced by any Person (other than Parent or Sub) and (y) an Acquisition Proposal (except that each instance of 20% shall be changed to 50%) is consummated or INX enters into an acquisition agreement for an Acquisition Proposal (except that each instance of 20% shall be changed to 50%) with any Person, in any case, within 12 months following such termination, in which case such payment shall be made prior to or contemporaneous with the consummation of, or entering into an acquisition agreement for, an Acquisition Proposal (except that each instance of 20% shall be changed to 50%).  Such amount shall be paid in cash by wire transfer in immediately available funds not later than two Business Days after the occurrence of such termination.  In no event shall Parent be entitled to receive more than one payment of the Termination Fee.  INX acknowledges that (i) the agreements contained in this Section 7.3(a) are an integral part of the Transactions, (ii) the amount of, and the basis for payment of, the fees described herein is reasonable and appropriate in all respects and (iii) without this agreement, Parent would not enter into this Agreement.  Accordingly, if INX fails to pay in a timely manner the fees due pursuant to this Section 7.3(a), and, in order to obtain such payment, Parent makes a claim that results in a judgment for the amounts set forth in this Section 7.3(a), INX shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit.

(b)           All costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided that INX shall pay all of Parent’s reasonably documented out-of-pocket expenses not to exceed $1,980,000 if this Agreement is terminated pursuant to Sections 7.1(b)(iii) or 7.1(c)(i); provided further that any amounts paid by INX to Parent pursuant to this Section 7.3(b) shall reduce on a dollar-for-dollar basis any Termination Fee that becomes due and payable pursuant to Section 7.3(a).

Section 7.4           Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that after the INX Shareholder Approval has been obtained, no amendment shall be made unless the further approval by the holders of Common Shares is obtained, if such approval is required pursuant to Applicable Law.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 7.5           Waiver.  At any time prior to the Effective Time, the Parent Parties, on one hand, or INX, on the other hand, may (i) extend the time for the performance of any obligation or other act of INX or the Parent Parties, respectively, hereto, (ii) waive any inaccuracy in the representations and warranties of INX or the Parent Parties, respectively, contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein applicable, respectively, to INX or the Parent Parties.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1           Survival.  The agreements in Articles I and VIII and Sections 5.4, 5.8 and 5.9 of this Agreement shall survive the Merger.  This Article VIII and the agreements made by the parties hereto in Sections 5.2(b), 5.7, 5.8, 7.2 and 7.3 of this Agreement shall survive the termination of this Agreement.  The remainder of the representations, warranties and agreements in this Agreement or in any schedule, exhibit, instrument or other document delivered pursuant to this Agreement shall terminate at the earlier of the Effective Time or the time of termination of this Agreement pursuant to Section 7.1.

Section 8.2           Scope of Representations and Warranties.

(a)           Except as and to the extent expressly set forth in this Agreement, INX makes no, and disclaims any, representations or warranties whatsoever, whether express or implied, and Parent and Sub confirm they are not relying upon any such representation or warranty not expressly set forth in this Agreement.  Except in the case of intentional fraud, INX disclaims all liability or responsibility for any other statement or information made or communicated (orally or in writing) to Sub, Parent, their affiliates or any shareholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of Sub, Parent or their affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such Person by any representative of INX or any other Person or contained in the files or records of INX), wherever and however made, including any documents, projections, forecasts or other material made available to Parent and its Subsidiaries in certain “data rooms” or management presentations in expectation of the Transactions.

(b)           In connection with investigation by Parent of INX, Parent has received or may receive from INX certain projections, forward-looking statements and other forecasts and business plan information.  Parent acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent is familiar with such uncertainties, that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that, absent fraud or willful misrepresentation, Parent shall have no claim against anyone with respect thereto.  Accordingly, Parent acknowledges that INX makes no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

(c)           Except as and to the extent expressly set forth in this Agreement, neither Sub nor Parent makes, and each disclaims, any representations or warranties whatsoever, whether express or implied.  Except in the case of intentional fraud, each of Sub and Parent disclaims all liability and responsibility for any other statement or information made or communicated (orally or in writing) to INX, its affiliates or any shareholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of INX or its affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such Person by any representative of Sub or Parent or any other Person), wherever and however made, including any documents, projections, forecasts or other material made available to Parent and its Subsidiaries in certain “data rooms” or management presentations in expectation of the Transactions.

(d)           Any representation “to the knowledge” of a party or phrases of similar wording shall be limited to matters within the actual conscious awareness of the Persons listed on Exhibit 8.2 attached hereto.

Section 8.3           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by email, cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.3):

if to Parent or Sub:

Presidio, Inc.
7601 Ora Glen Drive
Greenbelt, Maryland  20770
Attention:               Kevin Mulloy
Telephone:              301-313-2082
Telecopy:                301-313-9982
Email:                       kmulloy@presidio.com

with a copy, which shall not constitute notice, to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York  10153
Attention:              Michael E. Weisser
Telephone:             (212) 310-8249
Telecopy:               (212) 310-8007
Email:                      michael.weisser@weil.com

if to INX:

INX Inc.
1955 Lakeway Drive
Lewisville, TX 75057
Attention:              Mark Hilz
Telephone:            (713) 795-2000
Telecopy:              (713) 795-2001
Email:                      mark.hilz@inxi.com

with a copy, which shall not constitute notice, to:

Mayer Brown LLP
700 Louisiana
Suite 3400
Houston, Texas 77002
Attention:              Robert F. Gray Jr.
Telephone:             (713) 238-2600
Telecopy:               (713) 238-4600
Email:                      RGray@MayerBrown.com

Section 8.4           Certain Definitions.  For purposes of this Agreement:

(a)           “affiliate” of a specified Person means a Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified Person;

(b)           a Person shall be the “beneficial owner” of Common Shares (i) which such Person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such Person or any of its affiliates or associates has, directly or indirectly, whether or not of record, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other Persons with whom such Person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Common Shares;

(c)           “Business Day” means any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Central time. In computing any time period under this Agreement, the date of the event which begins the running of such time period shall be included except that if such event occurs on other than a Business Day such period shall begin to run on and shall include the first Business Day thereafter

(d)           “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

(e)           “Governmental Authority” means any United States of America or foreign, federal, state or local governmental commission, board, body, bureau, committee or other regulatory authority, agency, including courts and other judicial bodies, or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing;

(f)           “Lien” means any security interest, mortgage, pledge, lien, encumbrance or claim.

(g)           “Person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

(h)           “reasonable best efforts” means a party’s efforts in accordance with reasonable commercial practice and without incurrence of unreasonable expense; and

(i)           “Subsidiary” or “Subsidiaries” means an affiliate controlled by a Person, directly or indirectly, through one or more intermediaries.

Section 8.5           Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions are consummated as originally contemplated to the fullest extent possible.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 8.6           Entire Agreement; Assignment.  This Agreement, the INX Schedule, the Parent Schedule and the Exhibits hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except that the Confidentiality Agreement shall remain in full force and effect.  Neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void; provided, however, that at any time prior to or in connection with the Closing, Parent may assign any of its rights, interests and obligations under this Agreement to one of its Subsidiaries without the consent of any other party hereto; provided, further, that in any event, no assignment of any obligations hereunder shall relieve Parent of any of its obligations hereunder to consummate the Transactions or pay the Merger Consideration.  Upon any such permitted assignment, the references in this Agreement to Parent shall apply to any such assignee unless the context otherwise requires.

Section 8.7           Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 5.4 and 5.9 and, from and after the Effective Time, Sections 1.6 and 1.7 (all of which are intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 8.8           Specific Performance.

(a)           The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without the securing or posting of any bond, this being in addition to any other remedy to which they are entitled at law or in equity.  No party shall object to the other parties’ right to specific performance as a remedy for breach of this Agreement.

(b)           INX hereby agrees that specific performance as provided for in Section 8.8(a) shall be its sole and exclusive remedy with respect to breaches by Parent, Sub, or any other Person or otherwise in connection with this Agreement or the Transactions (whether in contract, tort or otherwise) and except as provided in Section 8.8(c), that it may not seek or accept any other form of relief that may be available for breach under this Agreement or otherwise in connection with this Agreement or the Transactions (including monetary damages).

(c)           If a court of competent jurisdiction has declined to specifically enforce the obligations of Parent, Sub, or any other Person or otherwise in connection with this Agreement or the Transactions pursuant to a claim for specific performance brought against Parent pursuant to this Section 8.8 and has instead granted an award of damages for such alleged breach against Parent, Sub, or any other Person or otherwise in connection with this Agreement or the Transactions, INX may enforce such award and accept damages for such alleged breach only if, within two weeks following such determination INX (i) confirms to Parent in writing that it is prepared and willing to consummate the Merger in accordance with this Agreement, and (ii) Parent is not willing to consummate the Merger within such two week period in accordance with the terms and conditions of this Agreement.  In addition, INX agrees to cause any legal proceeding still proceeding to be dismissed with prejudice at such time as Parent consummates the Merger in accordance with Article I of this Agreement.

Section 8.9           Governing Law; Jurisdiction and Venue.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provisions or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.  All actions and proceedings arising out of or relating to this Agreement may be heard and determined in any federal court sitting in the State of Delaware, or any state court sitting in the State of Delaware, and each of INX, Parent and Sub hereby irrevocably and unconditionally consents to submit to the jurisdiction of such courts for any litigation arising out of or relating to this Agreement and the Transactions (and agrees not to commence any litigation relating thereto except in such court), waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim that such litigation brought therein has been brought in any inconvenient forum.

Section 8.10           WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

Section 8.11           Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.12           Interpretation.

(a)           When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereby,” “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section.  The inclusion of any information in the INX Schedule shall not be deemed an admission or acknowledgment by INX, solely by virtue of the inclusion of such information therein, that such information is required to be included therein or material to INX.  The disclosure of information in the INX Schedule as an exception to, or for purposes of, a representation, warranty or covenant in this Agreement shall be deemed adequately disclosed as an exception to, or for purposes of, all other representations, warranties and covenants herein to which the relevance of such information is reasonably apparent on its face.  The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the INX Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

(b)           The phrase “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 1, 2011.

(c)           Any statute, rule or regulation defined or referred to herein means such statute, rule or regulation as from time to time amended, modified or supplemented, including by succession of comparable successor statutes, rules and regulations and references to all attachments thereto and instruments incorporated therein.

(d)           The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.13           Incorporation of Exhibits.  The exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 8.14           Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Parent, Sub and INX have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PRESIDIO, INC.

By:
Name:
Title:

INDIGO MERGER SUB, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

INX INC.

By:
Name:	Mark Hilz
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]